Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

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In re:	:	Chapter 11
:
GULFMARK OFFSHORE, INC.,	:	Case No. 17–11125 (KG)
:
Debtor.[1]	:
	:	Re: Docket Nos. 48, 172 & 309
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FINDINGS OF FACT, CONCLUSIONS OF LAW, AND
ORDER CONFIRMING THE AMENDED CHAPTER 11 PLAN OF

REORGANIZATION OF GULFMARK OFFSHORE, INC.

WHEREAS GulfMark Offshore, Inc., as debtor and debtor in possession (the “Debtor” or “GulfMark”), having proposed and filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (A) the Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc., dated May 17, 2017 (D.I. 48), as amended on June 26, 2017 (D.I. 172) and modified on October 2, 2017 (D.I. 309) (as supplemented by the Plan Supplement (defined below), and as otherwise amended in accordance with the terms thereof and this Order, the “Plan”),2 annexed hereto as Exhibit A, (B) that certain supplement to the Plan dated and filed with the Bankruptcy Court on September 13, 2017 (D.I. 279), and amended on October 3, 2017 (D.I. 324) (as the documents contained therein have been or may be further amended or supplemented, the “Plan Supplement”), and (C) the Disclosure Statement for Amended Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc., dated June 26, 2017 (D.I. 173) (the “Disclosure Statement”); and

1 The last four digits of the Debtor’s federal tax identification number are x6032.  The Debtor’s principal mailing address is 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024.

2 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan, the Plan Supplement (as defined herein), or the Exit Financing Commitment Letter (as defined herein).

WHEREAS on June 27, 2017, the Bankruptcy Court entered the Order (I) Approving Disclosure Statement and Form and Manner of Notice of Disclosure Statement Hearing, (II) Establishing Solicitation and Voting Procedures, (III) Scheduling Confirmation Hearing, and (IV) Establishing Notice and Objection Procedures for Confirmation of the Proposed Plan Pursuant to Sections 105, 502, 1125, 1126, and 1128 of the Bankruptcy Code and Bankruptcy Rules 2002, 3003, 3017, 3018, 3020, and 9006 and Local Rules 2002-1, 3017-1, and 9006-1 (D.I. 175) (together with all schedules and exhibits thereto, the “Disclosure Statement Order”), which, among other things, (i) approved the Disclosure Statement as containing “adequate information,” as defined in section 1125 of title 11 of the United States Code (the “Bankruptcy Code”); (ii) authorized the Debtor to solicit votes with regards to the acceptance or rejection of the Plan; (iii) established solicitation procedures (the “Solicitation Procedures”); (iv) approved notices, forms, and ballots to be submitted to parties in interest (collectively, the “Solicitation Packages”); (v) established notice and objection procedures in respect of confirmation of the Plan, including the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”); and (vi) established August 1, 2017 as the date for the commencement of the hearing to consider confirmation of the Plan, as was later adjourned to October 4, 2017 (D.I. 225; D.I. 245) (the “Confirmation Hearing”); and

WHEREAS on June 15, 2017, the Bankruptcy Court entered the Order (I) Approving the Rights Offerings Procedures and Related Forms, (II) Authorizing the Debtor to Conduct the Rights Offering in Connection with the Debtor’s Plan of Reorganization, (III) Approving the Form of Materials Necessary for the Consummation of the Rights Offerings, (IV) Authorizing the Debtor to Assume the Backstop Commitment Agreement and Pay the Backstop Obligations and (V) Granting Related Relief (D.I. 151) approving the procedures to conduct the Rights Offerings under the Plan (the “Rights Offerings Procedures”) and authorizing the Debtor to assume the Backstop Commitment Agreement; and

WHEREAS on or before June 29, 2017, the Debtor through its administrative agent, Prime Clerk LLC (“Prime Clerk”), caused the Solicitation Packages to be transmitted in compliance with the Solicitation Procedures as set forth in the Affidavit of Service of Solicitation Materials by Calvin C. Liu on behalf of Prime Clerk LLC, dated July 5, 2017 (D.I. 200) (the “Affidavit of Service”), evidencing the timely service of, as applicable, the Disclosure Statement and related solicitation materials, and such service is adequate as provided by Bankruptcy Rule 3017(d):

(i)

as to holders of Claims in Class 5 (Unsecured Notes Claims), ballots for voting on the Plan, in the forms annexed as Exhibits 2-1 and 2-2 to the Disclosure Statement Order (the “Ballots”), the Disclosure Statement Order (without Exhibits), the Confirmation Hearing Notice, the Disclosure Statement, and the Plan; and

(ii)

as to holders of Claims in Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims), Class 3 (DNB Guaranty Claims), Class 4 (RBS Guaranty Claims), Class 6 (General Unsecured Claims), and Class 7 (Intercompany Claims), and Class 9 (Subordinated Securities Claims), and as to holders of Interests in Class 8 (Interests), an appropriate notice of non-voting status (a “Notice of Non-Voting Status”) in the form annexed to the Disclosure Statement Order as either Exhibit 3 or Exhibit 4, as applicable; and

WHEREAS on September 28, 2017, the Debtor filed the Certification of Christina Pullo with Respect to the Tabulation of Votes on Amended Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc. (D.I. 304) (the “Voting Certification”), attesting and certifying the method and results of the tabulation for the Class 5 (Unsecured Notes Claims) entitled to vote to accept or reject the Plan; and

WHEREAS on October 2, 2017, the Debtor filed the Memorandum of Law in Support of Confirmation of the Amended Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc. (D.I. 314); and

WHEREAS on October 2, 2017, the Debtor filed in support of confirmation of the Plan the (i) Declaration of Brian J. Fox in Support of Confirmation of Amended Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc., dated October 2, 2017 (D.I. 312) (the “Confirmation Declaration”) and the (ii) Declaration of David Andrews in Support of Confirmation of Amended Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc., dated October 2, 2017 (D.I. 313) (the “Valuation Declaration,” and together with the Confirmation Declaration and the Voting Certification, the “Supporting Declarations”); and

WHEREAS the following objections to confirmation of the Plan having been filed: (i) Objection of Jeffrey L. Boyd & Magdalena L. Boyd to Confirmation of the Amended Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc. (D.I. 292) filed by Jeffrey L. Boyd and Magdalena L. Boyd and (ii) Objection of the Texas Comptroller of Public Account to Confirmation of the Amended Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc. (D.I. 232) filed by the Texas Comptroller of Public Accounts; and

WHEREAS the Debtor received informal comments to the Plan and this Confirmation Order from (i) the United States regarding its rights in this Chapter 11 Case; (ii) the Indenture Trustee regarding distributions under the Plan in connection with the Unsecured Notes Claims and cancellation of the Indenture under Section 5.8 of the Plan; (iii) the United States Trustee regarding the treatment and discharge of Unimpaired Claims and the definition of Exculpated Parties; and (iv) DNB Bank; and

WHEREAS the Bankruptcy Court being familiar with the Disclosure Statement and the Plan and other relevant factors affecting the Debtor’s Chapter 11 Case (defined below); and the Bankruptcy Court being familiar with, and having taken judicial notice of, the entire record of the Debtor’s Chapter 11 Case; and upon the arguments of counsel and the evidence proffered and adduced at the Confirmation Hearing and the entire record of the Debtor’s Chapter 11 Case; and the Bankruptcy Court having found and determined that the Plan should be confirmed as reflected by the Bankruptcy Court’s rulings made herein and at the Confirmation Hearing; and after due deliberation and sufficient cause appearing therefor; the Bankruptcy Court hereby FINDS, DETERMINES, AND CONCLUDES that:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.     Findings of Fact and Conclusions of Law. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”). To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.     Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)). The Bankruptcy Court has jurisdiction over the Debtor’s Chapter 11 Case pursuant to 28 U.S.C. §§ 157 and 1334, and the Amended Standing Order of Reference from the United States District Court for the District of Delaware dated February 29, 2012. Approval of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b), and this Bankruptcy Court has jurisdiction to enter a final order with respect thereto. Venue is proper before this Bankruptcy Court pursuant to 28 U.S.C. §§ 1408 and 1409. The Debtor is an eligible debtor under section 109 of the Bankruptcy Code. The Debtor is a proper plan proponent under section 1121(a) of the Bankruptcy Code.

C.     Chapter 11 Petition. On May 17, 2017 (the “Petition Date”), the Debtor commenced with this Bankruptcy Court a voluntary case under chapter 11 of the Bankruptcy Code (the “Chapter 11 Case”). The Debtor is authorized to continue to operate its business and manage its property as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee, examiner, or committee has been appointed in this Chapter 11 Case. No statutory committee of unsecured creditors has been appointed pursuant to section 1102 of the Bankruptcy Code.

D.     Judicial Notice. The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for the purposes of confirmation of the Plan) the docket of this Chapter 11 Case maintained by the Clerk of the Bankruptcy Court, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of this Chapter 11 Case. Any resolution of objections to confirmation of the Plan explained on the record at the Confirmation Hearing, if any, is hereby incorporated by reference. All previously unresolved objections, statements, informal objections, and reservations of rights, if any, related to the Plan or confirmation of the Plan are overruled on the merits.

E.     Burden of Proof. The Debtor has met the burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

F.     Disclosure Statement Order. On June 26, 2017, the Bankruptcy Court entered the Disclosure Statement Order, which, among other things, approved the Disclosure Statement as containing “adequate information” within the meaning of section 1125 of the Bankruptcy Code and authorized the Debtor to solicit acceptances and rejections of the Plan.

G.     Solicitation. The Solicitation Packages were transmitted and served in compliance with the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules of Bankruptcy Practice and Procedure for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), and the Disclosure Statement Order. The forms of the Ballots adequately addressed the particular needs of this Chapter 11 Case and were appropriate for the holders of Claims in Class 5 (Unsecured Notes Claims)—the sole Class of Claims entitled to vote to accept or reject the Plan (the “Voting Class”). The period during which the Debtor solicited votes on the Plan was a reasonable period of time for the claimholders in the Voting Class to make an informed decision to accept or reject the Plan. The Debtor was not required to solicit votes from the holders of Claims in Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims), Class 3 (DNB Guaranty Claims), Class 4 (RBS Guaranty Claims), Class 6 (General Unsecured Claims), and Class 7 (Intercompany Claims) as each such Class is Unimpaired under the Plan and is deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. The Debtor was not required to solicit votes from the holders of Claims in Class 9 (Subordinated Securities Claims) as such holders are not entitled to receive a distribution under the Plan on account of their Claims, and thus pursuant to section 1126(g) of the Bankruptcy Code the holders are deemed to reject the Plan. In addition, the Debtor was not required to solicit votes from the holders of Interests in Class 8 (Interests) as such holders are deemed to reject the Plan and are not entitled to a vote on account of such Interests. As described in and as evidenced by the Voting Certification and the Affidavit of Service, the transmittal and service of the Solicitation Packages was timely, adequate, and sufficient under the circumstances. The solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Case, was conducted in good faith, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations. The Released Parties are entitled to the protection of section 1125(e) of the Bankruptcy Code.

H.     Voting. As evidenced by the Voting Certification and the Affidavit of Service, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable nonbankruptcy law. As evidenced by the Voting Certification, Class 5 (Unsecured Notes Claims) has accepted the Plan.

I.     Rights Offerings. The Rights Offerings were conducted in accordance with the Rights Offerings Procedures.

J.     Notice. As described in and as evidenced by the Voting Certification and the Affidavit of Service, the transmittal and service of the Solicitation Packages were adequate and sufficient under the circumstances, and all parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, timely, and adequate notice in accordance with the Disclosure Statement Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable nonbankruptcy law, and such parties have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

K.     Plan Supplement. On September 13, 2017, the Debtor filed the Plan Supplement containing substantially final forms of the following documents: (i) Amended and Restated Certificate of Incorporation of GulfMark Offshore, Inc.; (ii) Amended By-Laws of GulfMark Offshore, Inc.; (iii) Directors and Officers of the Reorganized Debtor; (iv) Form of New Noteholder Warrant Agreement; (v) Form of New Existing Equity Warrant Agreement; and (vi) Form of Registration Rights Agreement. The notice of filing of the Plan Supplement and of the Assumption Notice (as defined below) was good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations, and no other or further notice is or shall be required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, the Debtor reserves the right to alter, amend, update, or modify the Plan Supplement before the Effective Date subject to compliance with the Restructuring Support Agreement, the Bankruptcy Code, and the Bankruptcy Rules, provided that no such alteration, amendment, update, or modification shall be inconsistent with the terms of this Order or the Plan.

L.     Modifications to the Plan. On October 2, 2017, the Debtor filed a modified Amended Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc. (D.I. 309). The modifications made to the Plan since the solicitation of votes thereon (i) complied in all respects with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and (ii) do not require re-solicitation of votes with respect to the Plan. Adequate and sufficient notice of such modifications has been given, no further notice is or shall be required, and such modifications are approved in full. The votes cast to accept the Plan are deemed to have been cast with respect to the Plan as so modified. Pursuant to Section 12.6 of the Plan and subject to the terms of the Restructuring Support Agreement and the Intercompany DIP Loan Facility Agreement, (i) after the Confirmation Date, the Debtor may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code, and (ii) before the Effective Date, the Debtor may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court.

M.     Bankruptcy Rule 3016. In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtor as the proponent. The Debtor appropriately filed the Disclosure Statement and the Plan with the Bankruptcy Court, thereby satisfying Bankruptcy Rule 3016(b).

Compliance with the Requirements of Section 1129 of the Bankruptcy Code

N.     Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

(a)     Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to Administrative Expense Claims, Fee Claims, Intercompany DIP Loan Claims, Priority Tax Claims, and the payment of certain fees and expenses under Section 2.4 of the Plan pursuant to the terms of the interim or final orders approving the Intercompany DIP Loan, the BCA Assumption Order, and the RSA Assumption Order, all of which need not be classified, Articles III and IV of the Plan provide for nine (9) Classes of Claims against and Interests in the Debtor, based on differences in the legal nature or priority of such Claims against and Interests in the Debtor. The Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Interests. The Plan therefore satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(b)     Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Articles III and IV of the Plan specify that Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims), Class 3 (DNB Guaranty Claims), Class 4 (RBS Guaranty Claims), Class 6 (Intercompany Claims), and Class 7 (Intercompany Claims) are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

(c)     Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Articles III and IV of the Plan designate Class 5 (Unsecured Notes Claims), Class 8 (Interests), and Class 9 (Subordinated Securities Claims) as Impaired within the meaning of section 1124 of the Bankruptcy Code and specify the treatment of the Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

(d)     No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the Debtor for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest. Specifically, the Plan provides for the same treatment of all Eligible Holders in Class 5 (Unsecured Notes Claims), whether such holder is an Accredited Investor or Non-Accredited Investor. Section 4.5(c) of the Plan provides that on the Effective Date, (i) each Eligible Holder shall be entitled to receive its Pro Rata share of 100% of the Subscription Rights to acquire 60% of the Reorganized GulfMark Equity for the Rights Offerings Amount in accordance with the Rights Offerings Procedures, (ii) subject to the U.S. Citizen determination procedures set forth in Section 4.5(d) of the Plan, each Non-Accredited Investor Rights Offering Participant shall be entitled to receive the Additional Non-Accredited Investor Consideration, and (iii) subject to the U.S. Citizen determination procedures set forth in Section 4.5(d) of the Plan, each holder of an Allowed Unsecured Notes Claim shall be entitled to receive its Pro Rata share of 35.65% of the Reorganized GulfMark Equity. Non-Accredited Investors who have subscribed in full to the 1145 Rights Offering are afforded the opportunity to receive Additional Non-Accredited Investor Consideration equal in value to the inherent value of the right to participate in the 4(a)(2) Rights Offering. Accordingly, section 1123(a)(4) of the Bankruptcy Code is satisfied.

(e)     Implementation of the Plan (11 U.S.C. § 1123(a)(5)). The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code, including, without limitation, the following: (i) consummation of the Rights Offerings in accordance with the Rights Offerings Procedures; (ii) all corporate action as set forth more fully in Article V of the Plan, including the adoption and filing of the Amended Organizational Documents pursuant to applicable law and the Registration Rights Agreement; (iii) execution of the Exit Facility Agreement; (iv) the authorization, issuance, and delivery of the New Common Stock and the New Warrants in accordance with Sections 5.9 and 5.10 of the Plan; (v) the settlement between the Debtor and the Consenting Noteholders of numerous disputes related to the Unsecured Notes Claims and the treatment of, and distribution to, the holders of the Debtor Common Shares; (vi) the distributions in accordance with Article VI of the Plan; and (vii) the cancellation of existing securities, instruments, and agreements. Moreover, the Debtor or the Reorganized Debtor, as applicable, will have sufficient Cash to make all Plan distributions required as of the applicable date of each such Plan distribution pursuant to the terms of the Plan.

(f)     Non-Voting Equity Securities / Allocation of Voting Power (11 U.S.C. § 1123(a)(6)). Section 5.9 of the Plan provides that, subject to the Jones Act Restriction, the Reorganized Debtor is authorized to issue all Plan-related securities and documents, including the New Common Stock and New Warrants. The issuance of the New Common Stock and New Warrants complies with section 1123(a)(6) of the Bankruptcy Code. The organizational documents of the Reorganized Debtor, including any amended or amended and restated certificate of incorporation and bylaws (collectively, the “Amended Organizational Documents”), prohibit the issuance of non-voting equity securities, to the extent applicable, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

(g)     Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)). The Plan Supplement and Section 5.11 of the Plan contain provisions with respect to the manner of selection of directors and officers of the Reorganized Debtor that, subject to compliance with the Jones Act, are consistent with the interests of creditors, equity security holders, and public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code. The Debtor has identified the directors and officers of the Reorganized Debtor in the Plan Supplement to the extent such information is available.

(h)     Impairment/Unimpairment of Classes of Claims and Interests (11 U.S.C. § 1123(b)(1)). Pursuant to Articles III and IV of the Plan, as contemplated by section 1123(b)(1) of the Bankruptcy Code, Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims), Class 3 (DNB Guaranty Claims), Class 4 (RBS Guaranty Claims), Class 6 (General Unsecured Claims), and Class 7 (Intercompany Claims) are Unimpaired. Class 5 (Unsecured Notes Claims), Class 8 (Interests), and Class 9 (Subordinated Securities Claims) are Impaired.

(i)     Assumption and Rejection (11 U.S.C. § 1123(b)(2)). Article VIII of the Plan addresses the assumption and rejection of executory contracts and unexpired leases, and meets the requirements of section 365(b) of the Bankruptcy Code. In accordance with Section 8.2 of the Plan, the Debtor has filed and served on July 12, 2017, as set forth in the Affidavit of Service of Assumption Notice by Rafael Stitt on behalf of Prime Clerk LLC, dated July 17, 2017 (D.I. 217), the Notice of (A) Executory Contracts and Unexpired Leases to be Assumed by the Debtor Pursuant to the Proposed Plan, (B) Cure Amounts, If Any, and (C) Procedures in Connection Therewith (D.I. 213) (the “Assumption Notice”) on counterparties to executory contracts and unexpired leases reflecting the Debtor’s intention to assume these contracts or leases in connection with the Plan and setting forth the proposed Cure Amount (if any) for each such contract or lease. If a counterparty to any executory contract or unexpired lease that the Debtor intends to assume and assign to the Reorganized Debtor has not received such a notice, the Cure Amount for such executory contract or unexpired lease shall be Zero Dollars ($0). There have been no objections to the Debtor’s assumption of executory contracts and unexpired leases pursuant to Article VIII of the Plan.

(j)     Retention of Causes of Action, and Reservation of Rights (11 U.S.C. § 1123(b)(3)). Except as otherwise provided in the Plan, including, without limitation, Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan, pursuant to section 1123(b) of the Bankruptcy Code, nothing contained in the Plan or this Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtor had immediately prior to the Effective Date on behalf of the Estate or of itself in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law or any affirmative Causes of Action against any Entity. The Reorganized Debtor shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Case had not been commenced, and all of the Debtor’s legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced; provided, however, notwithstanding the foregoing, the Debtor and the Reorganized Debtor shall not retain any claims or Causes of Action released pursuant to Sections 10.5, 10.6, and 10.7 of the Plan against the Released Parties or Exculpated Parties or arising under chapter 5 of the Bankruptcy Code (except that such claims or Causes of Action may be asserted as a defense to a claim in connection with the claims reconciliation and objection procedures pursuant to section 502(d) of the Bankruptcy Code or otherwise).

(k)     Unaffected Rights of Holders of Classes of Claims (11 U.S.C. § 1123(b)(5)). In accordance and in compliance with section 1123(b)(5) of the Bankruptcy Code, the Plan properly modifies the rights of holders of Claims and Interests in Class 5 (Unsecured Notes Claims), Class 8 (Interests), and Class 9 (Subordinated Securities Claims). The Plan also leaves unaffected the rights of holders of Claims in Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims), Class 3 (DNB Guaranty Claims), Class 4 (RBS Guaranty Claims), Class 6 (General Unsecured Claims), and Class 7 (Intercompany Claims). Thus, the Plan complies with section 1123(b)(5) of the Bankruptcy Code.

(l)     Additional Plan Provisions (11 U.S.C. § 1123(b)(6)). The provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code. The failure to specifically address a provision of the Bankruptcy Code in this Order shall not diminish or impair the effectiveness of this Order.

(m)     Debtor is Not an Individual (11 U.S.C.§ 1123(c)). The Debtor is not an individual. Accordingly, section 1123(c) of the Bankruptcy Code is inapplicable in this Chapter 11 Case.

(n)     Cure of Defaults (11 U.S.C. § 1123(d)). Section 8.2 of the Plan provides for the satisfaction of default claims associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. The Debtor has paid or the Reorganized Debtor will pay all valid Cure amounts in the ordinary course, subject to all defenses and disputes the Debtor or the Reorganized Debtor may have with regards to such executory contracts or unexpired leases, which the Debtor or Reorganized Debtor may assert in the ordinary course and in accordance with the underlying agreements and applicable non-bankruptcy law. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

O.     The Debtor’s Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtor has complied with the applicable provisions of the Bankruptcy Code. Specifically:

(a)     The Debtor is an eligible debtor under section 109 of the Bankruptcy Code; and

(b)     The Debtor has complied with the applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court, and in transmitting the Plan, the Plan Supplement, the Disclosure Statement, the Ballots, and related documents and notices and in soliciting and tabulating the votes on the Plan, the Debtor has complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, applicable nonbankruptcy law, the Disclosure Statement Order, and all other applicable law.

P.     Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtor has proposed the Plan (and all documents necessary to effectuate the Plan, including, without limitation, the Exit Financing Commitment Letter (as defined below)) in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtor’s good faith is evident from the facts and record of this Chapter 11 Case, the Disclosure Statement, the Supporting Declarations, the record of the Confirmation Hearing, and all other proceedings held in this Chapter 11 Case. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Estate and to effectuate a successful reorganization of the Debtor. The Plan (including the Plan Supplement, the Exit Financing Commitment Letter, and all other documents necessary to effectuate the Plan) was negotiated at arm’s length among representatives of the Debtor, the Consenting Noteholders, DNB, the RBS Facility Agent, and their respective professionals. Each of the foregoing parties supports and/or does not object to confirmation of the Plan. Further, the Plan’s classification, indemnification, exculpation, release, and injunction provisions including without limitation, Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan, have been negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each necessary for the Debtor’s successful reorganization.

Q.     Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).

(a)     Any payment made or to be made by the Debtor for services or for costs and expenses of the Debtor’s professionals in connection with its Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

(b)     As set forth in the Restructuring Support Agreement and/or the DIP Order (as specified in the Intercompany DIP Loan Facility Agreement), and as part of the negotiated terms on which the Debtor and the Consenting Noteholders agreed to proceed with the consensual restructuring reflected in the Plan, the Debtor has agreed to pay all reasonable and documented fees and expenses, whether incurred before or after the Petition Date, of (i) Milbank, Tweed, Hadley & McCloy LLP, as counsel to the Consenting Noteholders; (ii) Morris, Nichols, Arsht & Tunnell LLP, as co-counsel to the Consenting Noteholders; (iii) Seward & Kissel LLP, as maritime counsel to the Consenting Noteholders; (iv) Houlihan Lokey Capital, Inc., as financial advisor to the Consenting Noteholders; (v) Hughes Hubbard & Reed LLP, Bayard PA, Advokatfirmaet Thommessen AS, and Ince & Co. LLP, as counsel to DNB; (vi) Norton Rose Fulbright US LLP, as counsel to GulfMark Rederi AS (“Rederi”); and (vii) such other professionals retained and employed by the Consenting Noteholders, Rederi, and DNB in connection with the terms of the Restructuring Support Agreement and the Intercompany DIP Loan Facility Agreement, as applicable, which are entitled reasonable fees and expenses pursuant to the terms of those agreements.

R.     Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). The Debtor has complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as the initial directors and officers of the Reorganized Debtor upon the Effective Date of the Plan have been fully disclosed to the extent such information is available, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Interests in the Debtor and with public policy. To the extent available, the composition of the board of directors and list of officers for the Reorganized Debtor has been disclosed prior to the Confirmation Hearing. Any remaining directors and officers shall be selected according to the procedures set forth in the Plan. Each such director or officer will serve in accordance with the terms and subject to the conditions of the Amended Organizational Documents and other relevant organizational documents, as applicable.

S.     No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not provide for rate changes by any of the Reorganized Debtor. Accordingly, section 1129(a)(6) of the Bankruptcy Code is inapplicable in this Chapter 11 Case.

T.     Best Interest of Creditors (11 U.S.C. § 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis provided in the Disclosure Statement and the other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on such date.

U.     Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims), Class 3 (DNB Guaranty Claims), Class 4 (RBS Guaranty Claims), Class 6 (General Unsecured Claims), and Class 7 (Intercompany Claims) are Classes of Unimpaired Claims that are conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. Class 8 (Interests) and Class 9 (Subordinated Securities Claims) are Classes of Impaired Claims or Interests that are conclusively presumed to have rejected the Plan in accordance with section 1126(g) of the Bankruptcy Code. Pursuant to section 1129(b) of the Bankruptcy Code, the Plan may be confirmed notwithstanding that holders of Claims or Interests in Class 8 (Interests) and Class 9 (Subordinated Securities Claims) are Impaired and are deemed to have rejected the Plan.

V.     Treatment of Administrative Expense Claims, Priority Tax Claims, and Priority Non-Tax Claims (11 U.S.C. § 1129(a)(9)). The treatment of Allowed Administrative Expense Claims and Fee Claims pursuant to Sections 2.1 and 2.2, respectively, of the Plan satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code. The treatment of Priority Non-Tax Claims pursuant to Section 4.1 of the Plan satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code. The treatment of Priority Tax Claims pursuant to Section 2.5 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code. Pursuant to the Plan, no holder of an Administrative Expense Claim is required to file a proof of claim or request for payment of administrative expenses under section 503(b) of the Bankruptcy Code.

W.     Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)). The holders of Claims in Class 5 (Unsecured Notes Claims), the only Voting Class, have voted to accept the Plan by the requisite majorities, determined without including any acceptance of the Plan by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

X.     Feasibility (11 U.S.C. § 1129(a)(11)). The information in the Disclosure Statement and the Supporting Declarations, and the evidence proffered or adduced at the Confirmation Hearing by the Debtor (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that the Plan is feasible and that there is a reasonable prospect of the Reorganized Debtor being able to meet its financial obligations under the Plan and of its business in the ordinary course and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtor, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

Y.     Payment of Fees (11 U.S.C. § 1129(a)(12)). All fees currently payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Code, have been or will be paid on the Effective Date (and thereafter as may be required) until such time that the Chapter 11 Case for the Debtor shall be closed, pursuant to Section 12.1 of the Plan, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

Z.     Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)). Section 8.7 of the Plan provides that, except as expressly set forth in subsection (b) of Section 8.7 of the Plan with respect to the Executive Employment Agreements, all employment and severance policies, and all compensation and Benefit Plans, policies, and programs of the Debtor applicable to its employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code; provided, however, that the Effective Date will not constitute a change of control for purposes of any employment, severance, change of control or other similar type of agreement or arrangement covering any employee or other service provider of the Debtor.

AA.     No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)). The Debtor is not required by a judicial or administrative order, or by statute, to pay a domestic support obligation. Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable in this Chapter 11 Case.

BB.     Debtor Is Not An Individual (11 U.S.C. § 1129(a)(15)). The Debtor is not an individual. Accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable in this Chapter 11 Case.

CC.     No Applicable Nonbankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)). The Debtor is a moneyed, business, or commercial corporation, and accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable in this Chapter 11 Case.

DD.     No Unfair Discrimination, Fair and Equitable (11 U.S.C. §1129(b). Interests in Class 8 (Interests) and Claims in Class 9 (Subordinated Securities Claims) are deemed to have rejected the Plan (the “Rejecting Classes”). Based upon evidence and arguments presented at the Confirmation Hearing and any related briefing, the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes as required by section 1129(b) of the Bankruptcy Code because no holder of any Claim or Interest, as applicable, that is junior to the Claims and Interests in each Rejecting Class will receive or retain any property under the Plan on account of such junior Claim and Interest, and no holder of a Claim or Interest in a Class senior to Claims and Interests in such Classes is receiving more than 100% recovery on account of its Claim or Interest. Thus, the Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by the Rejecting Classes.

EE.     Only One Plan (11 U.S.C. § 1129(c)). The Plan is the only plan filed in this Chapter 11 Case. Accordingly, section 1129(c) of the Bankruptcy Code is inapplicable in this Chapter 11 Case.

FF.     Principal Purpose of the Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, and no governmental entity has objection to confirmation of the Plan on any such grounds. The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

GG.     Small Business Case – 11 U.S.C. § 1129(e). This Chapter 11 Case is not a “small business case,” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable in this Chapter 11 Case.

HH.     Satisfaction of Confirmation Requirements. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

II.     Good Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record before the Bankruptcy Court in this Chapter 11 Case, including, without limitation, evidence presented at the Confirmation Hearing, the Debtor and its directors, officers, employees, members, agents, advisors, and professionals (i) have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code and (ii) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under or in connection with the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities under the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 10.8 of the Plan.

JJ.     Implementation. The Plan Documents and all other related, necessary, or appropriate documents have been negotiated in good faith and at arm’s length, the terms and conditions thereof are fair and reasonable and entry therein is in the best interests of the Debtor, the Estate, and all holders of Claims and Interests. The Plan Documents and all other related, necessary, or appropriate documents shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements that are not in conflict with any federal or state law.

KK.     Injunctions, Releases, and Exculpation. The Bankruptcy Court has jurisdiction under 28 U.S.C. §§ 1334(a) and (b) to approve the injunctions, releases, and exculpation set forth in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan. Section 105(a) of the Bankruptcy Code permits issuance of the injunctions and approval of the releases set forth in Sections 10.6 and 10.7 of the Plan, respectively, if, as has been established here, based upon the record in this Chapter 11 Case and the evidence presented at the Confirmation Hearing, such provisions (i) were integral to the agreement among the various parties in interest, as reflected in the Restructuring Support Agreement, and are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code, (ii) confer substantial benefits on the Estate, (iii) are fair, equitable, and reasonable, and (iv) are in the best interests of the Debtor, the Estate, and parties in interest. The releases contained in Section 10.7(b) of the Plan were disclosed and explained on the Ballots, in the Disclosure Statement, and in the Plan. The releases contained in Section 10.7(b) of the Plan are consensual because they are provided only by (i) the holders of all Claims that voted to accept the Plan, (ii) the holders of Claims or Interests that are Unimpaired under the Plan, (iii) the holders of Claims and Interests whose vote to accept or reject the Plan was solicited but who did not vote either to accept or to reject the Plan and did not opt out of granting the releases set forth in the Plan, (iv) holders of Claims and Interests who voted to reject the Plan but did not opt out of granting the releases set forth in the Plan, and (v) the Consenting Noteholders. See In re Indianapolis Downs, LLC, 486 B.R. 286, 303 (Bankr. D. Del. 2013). Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the injunctions, releases, and exculpation set forth in the Plan and implemented by this Order are fair, equitable, reasonable, and in the best interests of the Debtor, the Estate, the Reorganized Debtor, and the Debtor’s creditors and equity holders. The releases of non-Debtors under the Plan are fair to holders of Claims and are necessary to the proposed reorganization, thereby satisfying the applicable standards contained in In re Indianapolis Downs, 486 B.R. at 303 and are otherwise appropriate under In re W.R. Grace & Co., 475 B.R. 34, 107 (D. Del. 2012). Such releases are given in exchange for and are supported by fair, sufficient, and adequate consideration provided by each and all of the Released Parties. The record of the Confirmation Hearing and this Chapter 11 Case is sufficient to support the injunctions, releases, and exculpation provided for in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan. Accordingly, based upon the record of this Chapter 11 Case, the representations of the parties, and/or the evidence proffered, adduced, and/or presented at the Confirmation Hearing, this Bankruptcy Court finds that the injunctions, releases, and exculpation provisions set forth in Article X of the Plan are consistent with the Bankruptcy Code and applicable law. The failure to implement the injunctions, releases, and exculpation would seriously impair the Debtor’s ability to confirm the Plan.

LL.     Good Faith. The Released Parties will be acting in good faith if they proceed to (i) consummate the Plan and the agreements, settlements, transactions, and transfers set forth therein and (ii) take the actions authorized and directed by this Order.

MM.     Valuation. Notwithstanding the distributions contemplated under the Plan to Class 8 (Interests), pursuant to the valuation analysis set forth in the Disclosure Statement, the enterprise value of the Debtor is insufficient to support a distribution to holders of Interests under absolute priority principles.

NN.     Amended Organizational Documents and Registration Rights Agreement. The Amended Organizational Documents and the Registration Rights Agreement are necessary to the consummation of the Plan and the operation of the Reorganized Debtor. The terms of the Amended Organizational Documents and the Registration Rights Agreement are fair and reasonable, reflect the Debtor’s exercise of prudent business judgment consistent with its fiduciary duties, are supported by reasonably equivalent value and fair consideration, and are in the best interests of the Estate and its creditors. The Amended Organizational Documents and the Registration Rights Agreement are the result of good faith, arm’s-length negotiations among the Debtor and the Consenting Noteholders, are appropriate and consistent with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, including, but not limited to, Bankruptcy Code sections 1123, 1129, and 1142, and are necessary to the Debtor’s successful emergence from chapter 11. The execution, delivery, or performance by the Debtor or Reorganized Debtor, as the case may be, of any documents in connection with the Amended Organizational Documents and the Registration Rights Agreement and compliance by the Debtor or Reorganized Debtor, as the case may be, with the terms thereof are authorized by, and will not conflict with, the terms of the Plan or this Order. The notice provided by the Debtor of the Amended Organizational Documents and the Registration Rights Agreement was consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order, and no other or further notice is or shall be required. The Amended Organizational Documents and Registration Rights Agreement are hereby approved and shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtor enforceable in accordance with their terms.

OO.     Exemption from Securities Law. Pursuant to the Plan, the offer, issuance, and distribution of the New Common Stock and New Warrants (and the New Common Stock issuable upon exercise thereof) to the holders of Allowed Unsecured Notes Claims and holders of Debtor Common Shares, as applicable, under Article IV of the Plan, the 1145 Rights Offering, and the Backstop Commitment Agreement (on account of the Commitment Premium) and any New Common Stock or New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof) issued to Non-Accredited Investor Rights Offering Participants as part of the Additional Non-Accredited Investor Consideration shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities. The offer, issuance and distribution of the New Common Stock and New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof) pursuant to the 4(a)(2) Rights Offering, and pursuant to the Backstop Commitment Agreement (with respect to the Unsubscribed Securities) shall be exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder. The New Common Stock and New Warrants shall be freely tradable by the recipients thereof without registration under the Securities Act or other federal securities laws (and pursuant to various exemptions provided by the laws of certain states), subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an “underwriter” in section 2(a)(11) of the Securities Act, (ii) the restriction on transfer of the securities distributed pursuant to the 4(a)(2) Rights Offering and the purchase of Unsubscribed Securities (such securities shall be restricted securities and may not be resold without registration under the Securities Act or pursuant to an exemption therefrom), (iii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, and (iv) the restrictions, if any, on the transferability of such securities, including, without limitation, any restrictions on the transferability under the terms of the Amended Organizational Documents and the New Warrant Agreements.

PP.     Exit Financing Commitment Letter. In furtherance of securing the Exit Facility Agreement, the Debtor has entered into that certain exit financing commitment letter dated September 29, 2017, between DNB Capital LLC and one or more funds managed and/or advised by Hayfin Capital Management LLP, Rederi, as borrower, and the Debtor and certain other non-Debtor affiliates, as guarantors (the letter, and any exhibits annexed thereto, the “Exit Financing Commitment Letter”). The Exit Financing Commitment Letter and the transactions contemplated in connection therewith have been proposed in good faith, and the Debtor, the Commitment Parties, DNB as the Administrative Agent, DNB as the Security Trustee, and the Lenders have acted in good faith in connection with such transactions.

QQ.     Objections. All parties have had a full and fair opportunity to litigate all issues raised, or which might have been raised, and all objections have been fully and fairly litigated.

RR.     Conditions Precedent to Effective Date. The conditions precedent to the Effective Date set forth in Section 9.2 of the Plan may be waived in writing by the Debtor with the prior written consent of the Requisite Noteholders, such consent not to be unreasonably withheld, without leave of, or order of, the Bankruptcy Court.

SS.     Retention of Jurisdiction. The Bankruptcy Court may properly, and upon and after the Effective Date shall, retain jurisdiction over all matters arising in, arising under, and related to this Chapter 11 Case, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1.     Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

2.     Confirmation of the Plan. The Plan and each of its provisions shall be, and hereby are, CONFIRMED under section 1129 of the Bankruptcy Code. The documents contained in the Plan Supplement are authorized and approved. The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Order.

3.     Solicitation. The solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Case, and was in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable nonbankruptcy law.

4.     Objections. All objections, responses to, and statements and comments, if any, in opposition to the Plan and/or the Plan Supplement, respectively, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing, shall be, and hereby are, overruled in their entirety for the reasons stated on the record.

5.     Plan Modifications. On October 2, 2017, the Debtor filed a modified Amended Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc. (D.I. 309). The modifications made to the Plan following the solicitation of votes thereon satisfy the requirements of section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. Pursuant to Section 12.6 of the Plan, prior to the Effective Date, and subject to the terms of the Restructuring Support Agreement and the Intercompany DIP Loan Facility Agreement, the Debtor may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code.

6.     No Action. Pursuant to applicable nonbankruptcy law and section 1142(b) of the Bankruptcy Code, no action of the directors or stockholders of the Debtor shall be required to authorize the Debtor to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including without limitation, any contract, instrument, or other document included in the Plan Supplement.

7.     Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after entry of this Order, the Plan shall bind all holders of Claims and Interests and their respective successors and assigns, notwithstanding whether any such holders (a) were Impaired or Unimpaired under the Plan, (b) were deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, (d) voted to reject the Plan, or (e) received any distribution under the Plan.

8.     Free and Clear. On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Estate shall vest in the Reorganized Debtor free and clear of all Claims, Interests, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, this Order, or the Exit Facility Agreement and related documents. On and after the Effective Date, the Reorganized Debtor may take any action including, without limitation, the operation of its business; the use, acquisition, sale, lease, and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in, or other than in, the ordinary course of business and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions imposed by the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as expressly provided herein. Without limiting the foregoing, the Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to or approval of the Bankruptcy Court.

9.     Continued Corporate Existence. Pursuant to Section 5.3 of the Plan, the Debtor shall continue to exist after the Effective Date as the Reorganized Debtor in accordance with the applicable laws of the jurisdiction in which it is incorporated and pursuant to the Amended Organizational Documents. On or after the Effective Date, the Reorganized Debtor may, in its sole discretion, take such action as may be necessary or appropriate as permitted by applicable law, instruments and agreements, including the Amended Organizational Documents, as the Reorganized Debtor may determine is reasonable and appropriate including, without limitation: (i) merging with or into an Affiliate; (ii) dissolving; or (iii) changing its legal name.

10.     Implementation of the Plan. Upon entry of this Order, the Debtor and the Reorganized Debtor and the appropriate officers, representatives, and members of the boards of directors thereof shall be authorized to and may issue, execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements, including, without limitation, those contained in the Plan Supplement, and take such other actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan, including, without limitation, the Restructuring Transactions, and all such other actions delineated in Article V of the Plan or otherwise contemplated by the Plan, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

11.     Issuance of New Common Stock and New Warrants; New Noteholder Warrant Agreement, the New Existing Equity Warrant Agreement, and the Registration Rights Agreement. Upon entry of this Order, the Debtor is authorized and empowered, without further approval of the Bankruptcy Court or any other party, to take such actions and to perform such acts as may be necessary, desirable, or appropriate to issue or cause to be issued or to execute, deliver, and perform all Plan-related securities and documents, including, without limitation, the New Common Stock, the New Warrants, the New Noteholder Warrant Agreement, the New Existing Equity Warrant Agreement, and the Registration Rights Agreement for distribution in accordance with the terms of the Plan and any corporate resolutions. The New Common Stock, the New Warrants, the New Noteholder Warrant Agreement, the New Existing Equity Warrant Agreement, and the Registration Rights Agreement shall be, upon issuance, execution and delivery, as applicable, legal, valid, and binding obligations of the Reorganized Debtor and enforceable against the Reorganized Debtor in accordance with their respective terms. In no event shall Non-U.S. Citizens own, in the aggregate, more than twenty-four percent (24%) of the total number of shares of New Common Stock to be outstanding upon the Effective Date.

12.     Amended Organizational Documents and Registration Rights Agreement Approved. The Amended Organizational Documents and the Registration Rights Agreement are hereby approved. The Debtor and the Reorganized Debtor, as applicable, are authorized, without further approval of the Bankruptcy Court or any other party, to execute and deliver all agreements, documents, instruments, and certificates relating to the Amended Organizational Documents and the Registration Rights Agreement, and take such other actions as reasonably deemed necessary to perform their obligations thereunder.

13.     Compliance with Section 1123(a)(6) of the Bankruptcy Code. The Amended Organizational Documents and the terms governing the issuance of the New Common Stock and New Warrants comply in all respects with section 1123(a)(6) of the Bankruptcy Code and are hereby approved. The adoption and filing of the Amended Organizational Documents are hereby authorized, ratified, and approved. The Debtor has complied in all respects, to the extent necessary, with section 1123(a)(6) of the Bankruptcy Code.

14.     The Exit Facility Agreement. Upon the Effective Date, the Reorganized Debtor shall be authorized to execute and deliver the Exit Facility Agreement and all other agreements, instruments, certificates, and other documents required therein, in each case, without further notice to, or order of, the Bankruptcy Court, any act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person, other than as expressly required by the Exit Facility Agreement. For the avoidance of doubt, (i) on or before the Effective Date, the Debtor or the Reorganized Debtor, as applicable, is authorized (a) to enter into documentation evidencing the transactions related to the Exit Facility Agreement which are reasonably acceptable to the Commitment Parties and the Debtor and (b) to grant liens and security interests to the applicable secured parties under the Exit Facility Agreement; (ii) such documents, liens and security interests are hereby approved; and (iii) notwithstanding anything in the Plan to the contrary, the Bankruptcy Court’s retention of jurisdiction under this Confirmation Order shall not extend to the enforcement of the documentation with respect to the Facilities or any rights or remedies relating thereto after the Effective Date.

15.     Payment of Intercompany DIP Loan Claims. The holders of the Allowed Intercompany DIP Loan Claims shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, Cash in the amount equal to the Intercompany DIP Loan Claims on the Effective Date.

16.     Exemption from Securities Law. Pursuant to the Plan, the offer, issuance, and distribution of the New Common Stock and New Warrants (and the New Common Stock issuable upon exercise thereof) to the holders of Allowed Unsecured Notes Claims and holders of Debtor Common Shares, as applicable, under Article IV of the Plan, the 1145 Rights Offering, and the Backstop Commitment Agreement (on account of the Commitment Premium) and any New Common Stock or New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof) issued to Non-Accredited Investor Rights Offering Participants as part of the Additional Non-Accredited Investor Consideration shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities. The offer, issuance and distribution of the New Common Stock and New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof) pursuant to the 4(a)(2) Rights Offering, and pursuant to the Backstop Commitment Agreement (with respect to the Unsubscribed Securities) shall be exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder. The New Common Stock and New Warrants shall be freely tradable by the recipients thereof without registration under the Securities Act or other federal securities laws (and pursuant to various exemptions provided by the laws of certain states), subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an “underwriter” in section 2(a)(11) of the Securities Act, (ii) the restriction on transfer of the securities distributed pursuant to the 4(a)(2) Rights Offering and the purchase of Unsubscribed Securities (such securities shall be restricted securities and may not be resold without registration under the Securities Act or pursuant to an exemption therefrom), (iii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, and (iv) the restrictions, if any, on the transferability of such securities, including, without limitation, any restrictions on the transferability under the terms of the Amended Organizational Documents and the New Warrant Agreements.

17.     Jones Act Compliance. The Debtor’s Solicitation Procedures, the Rights Offerings Procedures, and the conditions for the issuance of the New Common Stock and the New Warrants shall be deemed reasonable and appropriate measures for ensuring compliance with the Jones Act and with the applicable provisions of the Amended Organizational Documents, which contain reasonable and appropriate measures for ensuring compliance with the Jones Act. Upon issuance of the New Common Stock and the New Warrants, and upon adoption of the Reorganized Debtor’s Amended Organizational Documents, the Reorganized Debtor, as well as its non-Debtor affiliates that own or operate U.S.-flagged vessels in the U.S. coastwise trade, shall be deemed to be in compliance with the Jones Act and qualified to own and operate U.S.-flagged vessels in the U.S. coastwise trade.

18.     Cancellation of Existing Securities and Agreements. Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan or in any Plan Document, including with respect to executory contracts or unexpired leases that shall be assumed by the Reorganized Debtor, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtor thereunder shall be fully released and discharged. Notwithstanding such cancellation and discharge, (a) the Intercompany DIP Loan Facility Agreement and (b) the Indenture shall continue in effect solely to the extent necessary to allow (i) the holders of Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims, as applicable, to receive distributions under the Plan, (ii) the Reorganized Debtor and/or the Disbursing Agent to make post-Effective Date distributions or take such other action pursuant to the Plan on account of the Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims, as applicable, and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims, (iii) the holders of Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims to appear in the Chapter 11 Case; (iv) the Indenture Trustee, or other Disbursing Agent, to make distributions on account of Unsecured Notes Claims; and (v) the Indenture Trustee to maintain or assert any rights or charging liens it may have on distributions to holders of Unsecured Notes pursuant to the terms of the Indenture and, to the extent asserted, any charging liens shall remain in place until the outstanding fees and expenses of the Indenture Trustee are satisfied. Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtor or its interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in Section 5.8 of the Plan shall be deemed null and void and shall be of no force and effect. Nothing contained in the Plan or this Order shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtor or any of its counterparties under any executory contract or unexpired lease to the extent such executory contract or unexpired lease has been assumed by the Debtor or Reorganized Debtor, as applicable, pursuant to a Final Order of the Bankruptcy Court or under the Plan.

19.     Subordination. Except as otherwise expressly provided in the Plan, this Order, or a separate order of this Bankruptcy Court, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account, and conform to, the relative priority and rights of the Claims and Interests in each Class, including any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtor reserves the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

20.     Employee Matters.

(a)     The Debtor is hereby authorized to, and shall on the Effective Date, assume, unless otherwise provided in the Plan, all employment and severance policies, and all compensation and Benefits Plans, policies, and programs of the Debtor applicable to its employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans; provided, however, that the Effective Date will not constitute a change of control for purposes of any employment, severance, change of control or other similar type of agreement or arrangement covering any employee or other service provider of the Debtor.

(b)     In accordance with this Order and subsection (b) of Section 5.8 of the Plan, each Executive Employment Agreement will be assumed as modified, subject to further amendment as agreed by the New Board and the individual member of Debtor’s senior management team (“Management”) as provided in subsection (c) of Section 5.8 of the Plan, as follows: (1) Management will not be entitled to any tax gross up under any provisions of the Internal Revenue Code of 1986, as amended, including provisions relating to Sections 280G, 4999 and 409A of the Internal Revenue Code, (2) the Effective Date will not constitute a change of control for purposes of the Executive Employment Agreements or any other employment, severance, change of control, or similar type of agreement or arrangement covering any employee or other service provider of the Debtor; provided, however, for that certain member of Management who is party to a change in control agreement only, such individual will be provided with a cash severance consistent with the terms set forth in the Executive Severance Agreements currently in effect for other members of Management, except that (A) such severance shall not exceed 2x such individual’s base salary in effect on May 15, 2017, (B) such severance shall only be payable in the event such individual’s employment is terminated by the Debtor without Cause (as such term is defined in such individual’s change in control agreement as in effect on the Commencement Date) and (C) such termination occurs within 30 days following the Effective Date, (3) with respect to members of Management, any provision relating to equity-based awards including, without limitation, any termination-related provisions, will solely be governed by the terms of the Management Incentive Plan, and (4) for any Executive Employment Agreement covering any member of Management that provides that a notice of non-extension may be delivered by the Debtor or Reorganized Debtor on or before December 31, 2017, the applicable Executive Employment Agreements will be amended to provide that such notice of non-extension will be treated as a termination by the Debtor without Cause for purposes of non-change in control severance benefits under the applicable Executive Employment Agreement; provided, further, that the Reorganized Debtor retains the right to reject any Executive Employment Agreement if the applicable member of Management does not consent to the modifications described in (1)-(4) above.

(c)     Prior to the Reorganized Debtor’s assumption or rejection of the Executive Employment Agreements, the New Board and Management will engage in good faith negotiations regarding amendments to the Executive Employment Agreements during a thirty (30) day period following the Effective Date (the “Negotiation Period”). The Negotiation Period may be extended or shortened for some or all of the Executive Employment Agreements by mutual written agreement of the New Board and the applicable counterparties to the Executive Employment Agreements without further notice.

21.     Insurance Policies. All insurance policies pursuant to which the Debtor has any obligations in effect as of the date of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtor.

22.     Cancellation of Liens. Upon the payment or other satisfaction of an Allowed Secured Claim and the Intercompany DIP Loan Claims, the holder of such Allowed Secured Claim and Intercompany DIP Loan Claims shall deliver to the Reorganized Debtor any collateral or other property of the Debtor held by such holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim and the Intercompany DIP Loan Claims that may be required in order to terminate any related financing statements, mortgages, mechanic’s liens, lis pendens, or other similar interests or documents.

23.     Compromise and Settlement of Claims, Interests, and Controversies. In consideration for the distributions and other benefits, including, without limitation, the releases provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan, and the entry of this Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019, subject to Section 10.11 of the Plan.

24.     Assumption of Contracts and Leases. Pursuant to Section 8.1 of the Plan and unless otherwise specified therein, as of, and subject to, the occurrence of the Effective Date and the payment of any applicable Cure amounts, all executory contracts and unexpired leases to which the Debtor is a party, and which have not expired by their own terms on or prior to the Confirmation Date shall be deemed assumed except for any executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is the subject of a separate motion for assumption or rejection under section 365 of the Bankruptcy Code filed by the Debtor before the Confirmation Date, (c) is designated as a contract or lease to be rejected on the Schedule of Rejected Contracts, or (d) is the subject of a pending Assumption Dispute. Subject to the occurrence of the Effective Date, entry of this Order shall constitute approval of the assumptions and rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in, and be fully enforceable by, the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, and any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law.

25.     Proofs of Claim. Holders of Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtor and holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Case had not been commenced. The holders of Claims shall not be subject to any claims resolution process in the Bankruptcy Court and shall retain all their rights under applicable non-bankruptcy law to pursue their Claims (i) prior to the Effective Date, against the Debtor in the Bankruptcy Court, or (ii) on and after the Effective Date, against the Reorganized Debtor in any forum with jurisdiction over the parties. Except for (x) proofs of Claim asserting damages arising out of the rejection of an executory contract or unexpired lease pursuant to Section 8.4 of the Plan and (y) proofs of Claim that have been objected to by the Debtor before the Effective Date, upon the Effective Date, any filed Claim, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn. To the extent not otherwise provided in the Plan, the deemed withdrawal of a proof of Claim is without prejudice to the relevant claimant’s rights under Section 7.1 of the Plan to assert its Claims in any forum as though the Debtor’s Chapter 11 Case had not been commenced. From and after the Effective Date, the Reorganized Debtor may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

26.     Conditions Precedent to Effective Date. The Plan shall not become effective unless and until the conditions set forth in Section 9.2 of the Plan have been satisfied or waived pursuant to Section 9.3 of the Plan.

27.     Professional Compensation. All Professional Persons seeking awards by the Bankruptcy Court of their respective Fee Claims shall file, on or before the date that is forty-five (45) calendar days after the Effective Date, their respective applications for final allowances of their Fee Claims.  On the Effective Date, the Debtor shall establish the Fee Escrow Account and fund it with Cash equal to the Professional Persons’ good faith estimates of their aggregate Fee Claims.  Funds held in the Fee Escrow Account shall not be considered property of the Estate or of the Reorganized Debtor and shall be held in trust for Professional Persons and for no other Entity until all Allowed Fee Claims have been paid in full. No Liens, Claims, or Interests shall encumber the Fee Escrow Account in any way. Once all Allowed Fee Claims have been irrevocably paid in full, any funds remaining in the Fee Escrow Account shall revert to the Reorganized Debtor.  Fees Claims shall be paid in Cash to the applicable Professional Person from the funds held in the Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court or authorized to be paid under the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals (D.I. 141); provided, however, that the Reorganized Debtor’s obligations with respect to Fee Claims shall not be limited by, nor deemed limited to, the balance of funds held in the Fee Escrow Account.  To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of all Allowed Fee Claims of a Professional Person, such Professional Person shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with Section 2.1 of the Plan.

28.     Objections to Final Fee Applications. Any objections to Fee Claims shall be served and filed (a) no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtor.

29.     Discharge. As of the Effective Date, (i) pursuant to Section 10.3 of the Plan and except as otherwise provided in the Plan or this Order, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtor, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim or terminated Interest against the Debtor, the Reorganized Debtor, or any of their respective assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

30.     Releases by the Debtor. As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtor and the implementation of the Restructuring Transactions, and except as otherwise provided in this Plan, the Plan Documents, or in this Order, the Released Parties are deemed forever released and discharged by the Debtor, the Reorganized Debtor, and the Estate, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other entities that may purport to assert any Cause of Action derivatively, by or through the foregoing Entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, the Reorganized Debtor, or the Estate, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that the Debtor, the Reorganized Debtor, or the Estate would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Case, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Intercompany DIP Loan Facility Agreement, the Restructuring Support Agreement, the Backstop Commitment Agreement, the Exit Facility Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to this Plan, the implementation of the Rights Offerings, or any other act or omission, transaction, agreement, event, or other occurrence, other than claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct.

31.     Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtor and the implementation of the Restructuring, and except as otherwise provided in the Plan, the Plan Documents, or in this Order, the Released Parties are deemed forever released and discharged by the (i) holders of all Claims and Interests who vote to accept the Plan, (ii) holders of Claims or Interests that are Unimpaired under the Plan, (iii) holders of Claims and Interests whose vote to accept or reject the Plan was solicited but who did not vote either to accept or to reject the Plan and did not opt out of granting the releases set forth herein, (iv) holders of Claims and Interests who voted to reject the Plan but did not opt out of granting the releases set forth herein, and (v) the Consenting Noteholders from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on, or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Case, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Intercompany DIP Loan Facility Agreement, the Restructuring Support Agreement, the Backstop Commitment Agreement, the Exit Facility Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to the Plan, the implementation of the Rights Offering, or any other act or omission, transaction, agreement, event, or other occurrence, other than claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct.

32.     Special Provisions for Governmental Units. Notwithstanding any language to the contrary contained in the Plan, no provision of the Plan shall (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

33.     Exculpation. To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, claim, Interest, interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, remedy, or liability in connection with or arising out of the administration of the Chapter 11 Case; the negotiation and pursuit of the Intercompany DIP Loan Facility, the New Warrants, the Management Incentive Plan, the Backstop Commitment Agreement, the Disclosure Statement, the Restructuring Support Agreement, the Exit Facility Agreement, the Restructuring Transactions, and this Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, this Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the conducting of the Rights Offerings; the issuance of securities under, or in connection with, the Plan; or the transactions in furtherance of any of the foregoing; except for intentional fraud, gross negligence, or willful misconduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

34.     Injunction Related to Releases and Exculpation. This Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated under the Plan.

35.     Injunction, Release, and Exculpation Provisions. All release and exculpation provisions embodied in the Plan, including but not limited to those contained in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan, are (i) integral parts of the Plan, (ii) fair, equitable, and reasonable, (iii) given for valuable consideration, and (iv) are in the best interest of the Debtor, the Reorganized Debtor, and all parties in interest, and such provisions are approved and shall be effective and binding on all persons and entities, to the extent provided herein. The release contained in Section 10.7(b) of the Plan was disclosed and explained on the Ballots, in the Disclosure Statement, and in the Plan. The release provision contained in Section 10.7(b) of the Plan is consensual because the releases therein are provided only by (i) the holders of all Claims and Interests who voted to accept the Plan, (ii) holders of Claims or Interests that are Unimpaired under the Plan, (iii) holders of Claims and Interests whose vote to accept or reject the Plan was solicited but who did not vote either to accept or to reject the Plan and did not opt out of granting the releases set forth in the Plan, (iv) holders of Claims and Interests who voted to reject the Plan but did not opt out of granting the releases set forth in the Plan, and (v) the Consenting Noteholders. See In re Indianapolis Downs, 486 B.R. at 303.

36.     Plan Injunction. Pursuant to Section 10.5 of the Plan, except as otherwise provided in the Plan, in the Plan Documents, or in this Order, as of the entry of this Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, the Debtor, the Reorganized Debtor, the Estate, or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to the Debtor, the Reorganized Debtor, the Estate, or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, the Estate, or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to the Debtor, the Reorganized Debtor, the Estate, or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor, the Reorganized Debtor, the Estate, or any property of any of the foregoing, or any direct or indirect transferee of any property of, or successor in interest to the Debtor, the Reorganized Debtor, the Estate, or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan, and the Plan Documents, to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan and the Plan Documents; provided, that nothing contained herein shall preclude the Entities who have held, hold, or may hold Claims or Interests from exercising their rights and remedies, or obtaining benefits, pursuant to and consistent with the terms of the Plan and the Plan Documents; provided, further, that nothing contained herein shall enjoin any Consenting Noteholder from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof. Pursuant to Section 10.5(b) of the Plan, by accepting distributions under the Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan including, without limitation, the injunctions set forth in Section 10.5 of the Plan, and the releases and exculpation set forth in Sections 10.7 and 10.8 of the Plan..

37.     Retention of Causes of Action and Reservation of Rights. Subject to Sections 10.5 10.6, 10.7, 10.8, and 10.9 of the Plan, nothing contained in the Plan or this Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtor had immediately prior to the Effective Date on behalf of the Estate or of itself in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law or any affirmative Causes of Action against any Entity. The Reorganized Debtor shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Case had not been commenced, and all of the Debtor’s legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced; provided, however, notwithstanding the foregoing, the Debtor and the Reorganized Debtor shall not retain any claims or Causes of Action released pursuant to Sections 10.5, 10.6, and 10.7 of the Plan against the Released Parties or Exculpated Parties or arising under chapter 5 of the Bankruptcy Code (except that such claims or Causes of Action may be asserted as a defense to a claim in connection with the claims reconciliation and objection procedures pursuant to section 502(d) of the Bankruptcy Code or otherwise).

38.     Unimpaired Claims. Despite any term of the Plan or Plan Documents to the contrary, until a pre-Effective Date Allowed Claim in Classes 1, 2, or 6 has been (x) paid in full in the Allowed amount of such Claim in accordance with applicable law, or on terms agreed to between the holder of such Claim and the Debtor or Reorganized Debtor, or in accordance with the terms and conditions of the particular transaction giving rise to that Claim or (y) otherwise satisfied or disposed of as determined by a court of competent jurisdiction: (a) the provisions of Sections 10.1, 10.3, 10.5, 10.6, 10.7(b), 10.8 and 10.9 of the Plan shall not apply or take effect with respect to that Allowed Claim, (b) that Allowed Claim shall not be deemed settled, satisfied, resolved, released, discharged, or enjoined by any provision of the Plan or the Plan Documents, and (c) the applicable Reorganized Debtor(s) and its property, as applicable, shall remain subject to such Allowed Claim to the same extent as existed prior to the Effective Date. Unless otherwise expressly required pursuant to the Plan or this Confirmation Order, Holders of Class 1, 2, and 6 Claims shall not be required to file a Proof of Claim with the Bankruptcy Court. Holders of Class 1, 2, and 6 Claims shall retain all their rights under applicable non-bankruptcy law to pursue those Claims against the Debtor or Reorganized Debtor in any forum with jurisdiction over the parties and the Debtor and Reorganized Debtor shall retain all rights, defenses, counterclaims, rights to setoff, and rights to recoupment as to those Claims. Any holder of a Claim who files a Proof of Claim shall be subject to Article VIII of the Plan unless and until such holder withdraws (or is deemed to withdraw) such Proof of Claim, and nothing herein limits the Bankruptcy Court’s retained jurisdiction under Article XI of the Plan. Other than with respect to any creditor that (1) is expressly required to file a proof of claim pursuant to the Plan or this Confirmation Order or (2) otherwise elects to file (and not timely withdraw) a proof of claim, nothing in the Plan or this Confirmation Order shall determine the extent to which any holder of a Claim in Class 1, 2 or 6 shall be subject to the jurisdiction of the Bankruptcy Court for the purpose of determining the amount, validity or priority of such claim, and the Debtor’s and all other parties’ rights with respect to such issues are fully preserved. For the avoidance of doubt, upon payment in full of the Allowed amount of any Allowed Claims in Class 1, 2 or 6, the provisions of the Plan described in clauses (a) and (b) of the first sentence above shall automatically and without further action apply to such Claim, and such Claim shall be deemed discharged and released.

39.     Indemnification Obligations. Pursuant to Section 8.5 of the Plan, subject to the occurrence of the Effective Date, any obligations of the Debtor pursuant to its certificate of incorporation, bylaws, or indemnification agreements to indemnify current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtor or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtor, shall not be discharged or impaired by this Plan or this Order; provided, however, that the Reorganized Debtor shall not indemnify directors or officers of the Debtor for any Claims or Causes of Action arising out of, or relating to, any act or omission resulting from gross negligence or willful misconduct, breach of fiduciary duty, intentional tort, a criminal act, or intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtor under the Plan and shall continue as obligations of the Reorganized Debtor. Any Claim based on the Debtor’s obligations herein shall not be a Disputed Claim or subject to any objection, in either case, solely by reason of section 502(e)(1)(B) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtor shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all directors and officers who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors, and/or officers remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

40.     Payment of Statutory Fees. All fees currently payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Code, have been or will be paid on the Effective Date and thereafter as may be required until such time that the Chapter 11 Case for the Debtor shall be closed, pursuant to Section 12.1 of the Plan.

41.     Payment of Certain Fees and Expenses. Pursuant to Section 2.4 of the Plan, on the later of (i) the Effective Date and (ii) the date on which such fees, expenses, or disbursements would be required to be paid under the terms of the interim or final order approving the Intercompany DIP Loan, the BCA Assumption Order, or the RSA Assumption Order, the Debtor or Reorganized Debtor (as applicable) shall pay all accrued (as of the Effective Date) and unpaid fees, expenses, and disbursements required to be paid under, or pursuant to, the applicable order, subject in all respects to the terms of such applicable order.

42.     Provisions Governing Distributions. The distribution provisions of Article VI of the Plan shall be, and hereby are, approved in their entirety.  All distributions under the Plan shall be made by the Reorganized Debtor (or such other Entity designated by the Reorganized Debtor), as Disbursing Agent, on or after the Effective Date or as otherwise provided in the Plan solely to the record holders of Claims and Interests as of the Distribution Record Date, except as provided in Section 6.2 of the Plan, who are entitled to receive distributions under the Plan. To the extent the Disbursing Agent is an Entity other than the Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtor, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor in the ordinary course of business. In addition:

(a)     Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims or Interests on behalf of the Debtor. In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable without interest. Nothing herein shall require the Disbursing Agent, the Debtor, or the Reorganized Debtor to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Section 6.18 of the Plan.

(b)     Distributions on account of Allowed Unsecured Notes Claims shall be made to (a) the Indenture Trustee or (b) with the prior written consent of the Indenture Trustee, if applicable, a Disbursing Agent. The Indenture Trustee may transfer or direct the transfer through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with beneficial holders of the Unsecured Notes Claims to the extent consistent with the customary practices of DTC. If a distribution is made to the Indenture Trustee, the Indenture Trustee, in its capacity as Disbursing Agent, shall administer the distributions in accordance with the Plan and the Indenture and be compensated in accordance with Section 6.6 above. If the record holder of an Unsecured Notes Claim is DTC or its nominee or such other securities depository or custodian thereof, or if an Unsecured Notes Claim is held in book-entry or electronic form pursuant to a global security held by DTC, then the beneficial holder of such an Unsecured Notes Claim shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

(c)     Distributions of the New Common Stock and New Warrants shall be made through the facilities of DTC in accordance with DTC’s customary practices. All New Common Stock to be distributed pursuant to the Plan shall be issued in the names of such holders or their nominees of record in accordance with DTC’s book-entry exchange procedures; provided, that the New Common Stock and New Warrants are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Common Stock or New Warrants are not eligible for distribution in accordance with DTC’s customary practices, the Reorganized Debtor will take such reasonable actions as may be required to cause distributions of the New Common Stock and the New Warrants under the Plan. No distributions will be made other than through DTC if the New Common Stock and the New Warrants are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited.

(d)     Pursuant to Section 6.8(c) of the Plan and in accordance with Section 6.17 of the Backstop Commitment Agreement, the allocation of New Common Stock and New Noteholder Warrants to Non-U.S. Citizens (for the avoidance of doubt, other than holders of equity interests on account of their equity interests) will be determined in the following priorities, with the more senior priorities receiving New Common Stock prior to the distribution of New Noteholder Warrants (provided, that, 1.0% of New Common Stock will be reserved for New Common Stock issuable to Non-U.S. Citizen management and employees under the Management Incentive Plan): first, as payment for the Commitment Premium; second, for any Unsubscribed Securities purchased by the Commitment Parties pursuant to their Backstop Commitment; third, in proportion to their Backstop Commitment, to the Commitment Parties that exercise all of their respective Subscription Rights in the Rights Offerings (i) first, on account of their Subscription Rights and (ii) next, on account of their Unsecured Notes Claims; fourth, to participants in the Rights Offerings that are not Commitment Parties that exercise all of their respective Subscription Rights (i) first, on account of their Subscription Rights and (ii) next, on account of their Unsecured Notes Claims; and fifth, to the Entities that do not exercise all of their respective Subscription Rights (i) to the extent of any exercise of their respective Subscription Rights and (ii) on account of their Unsecured Notes Claims (which priority category shall also apply to the issuance of any New Common Stock or New Noteholder Warrants to eligible Non-Accredited Investor Rights Offering Participants as part of the Additional Non-Accredited Investor Consideration).

43.     Withholding and Reporting Requirements. In connection with the Plan, and all instruments or Interests issued in connection therewith and in consideration thereof, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the above, each holder of an Allowed Claim or Debtor Common Shares that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtor (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or Form W-8, as applicable, and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made by the Reorganized Debtor, the Disbursing Agent, or such other Entity designated by the Reorganized Debtor or Disbursing Agent and the holder fails to comply before the date that is three hundred sixty-five (365) calendar days after the request is made, the amount of such distribution shall irrevocably revert to the Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Reorganized Debtor or its property.

44.     Resolution of Informal Comment of the United States. Notwithstanding any provision in the Plan, this Order or the related Plan documents, nothing discharges or releases the Debtor, the Reorganized Debtor or any non-debtor from any claim, liability or cause of action of the United States or any State or impairs the ability of the United States or any State to pursue any claim, liability or cause of action against any Debtor, Reorganized Debtor or non-debtor. Contracts, leases, covenants, operating rights agreements or other interests or agreements with the United States or any State shall be paid, treated, determined and administered in the ordinary course of business as if the Debtor’s bankruptcy cases were never filed and the Debtor and Reorganized Debtor shall comply with all applicable non-bankruptcy law. All claims, liabilities, or causes of action of or to the United States or any State shall survive the bankruptcy case as if the case had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights or claims would have been resolved or adjudicated if the bankruptcy case had not been commenced. Without limiting the foregoing, for the avoidance of doubt: (1) the United States and any State shall not be required to file any claims in the Debtor’s bankruptcy case in order to be paid on account of any claim, liability or cause of action; (2) nothing shall affect or impair the exercise of United States’ or any State’s police and regulatory powers against the Debtor and/or the Reorganized Debtor; (3) nothing shall be interpreted to set cure amounts or to require the government to novate or otherwise consent to the transfer of any federal or state interests; (4) nothing shall affect or impair the United States’ or any State’s rights to assert setoff and recoupment against the Debtor and/or the Reorganized Debtor and such rights are expressly preserved; and (5) nothing shall constitute an approval or consent by the United States or any state without compliance with all applicable legal requirements and approvals under non-bankruptcy law.

45.     Resolution of Formal Objection of the Comptroller of Public Accounts of the State of Texas (the “Texas Comptroller”). Nothing in the Plan or this Confirmation Order shall affect or impair (a) the ability of the Texas Comptroller to make demand on, be paid by, or otherwise pursue any non-debtor parties that are jointly and severally liable with the Debtor and/or the Reorganized Debtor for any debt owed to the Texas Comptroller; or (b) the Texas Comptroller’s rights to assert setoff and recoupment, including contingent or unliquidated rights, against the Debtor and/or the Reorganized Debtor. Nothing contained in the Plan or this Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, causes of action, rights of setoff or recoupment, rights to appeal tax assessments, or other legal or equitable defenses that the Debtor have under non-bankruptcy law in connection with any claim, liability or cause of action of the Texas Comptroller.

46.     Exemption from Certain Transfer Taxes. Pursuant to section 1146 of the Bankruptcy Code and Section 12.5 of the Plan, (a) the issuance, transfer, or exchange of any securities, instruments, or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer, or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated in the Plan, (d) the grant of collateral under the Exit Facility Agreement, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan including, without limitation, this Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to this Order, accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

47.     Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is hereby directed and authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the transactions, including the Restructuring Transactions, contemplated in the Plan, the Plan Supplement, and this Order.

48.     Reversal/Stay/Modification/Vacatur of Order. Except as otherwise provided in this Order, if any or all of the provisions of this Order are hereafter reversed, modified, vacated, or stayed by subsequent order of this Court, or any other court, such reversal, stay, modification, or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or lien incurred or undertaken by the Debtor or the Reorganized Debtor, as applicable, prior to the effective date of such reversal, stay, modification, or vacatur. Notwithstanding any such reversal, stay, modification, or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Order, the Plan, the Plan Documents, or any amendments or modifications to the foregoing.

49.     Retention of Jurisdiction. Notwithstanding the entry of this Order or the occurrence of the Effective Date, pursuant to sections 105 and 1142 of the Bankruptcy Code, this Court, except as otherwise provided in the Plan, the Plan Documents, or this Order, shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case to the fullest extent as is legally permissible, including, but not limited to, jurisdiction over the matters set forth in Article XI of the Plan.

50.     Modifications. Subject to the terms of the Restructuring Support Agreement and the Intercompany DIP Loan Facility Agreement, as applicable, and after entry of this Order, the Debtor may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code. Subject to the terms of the Restructuring Support Agreement and the Intercompany DIP Loan Facility Agreement, as applicable, before the Effective Date, the Debtor may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court.

51.     Provisions of Plan and Order Nonseverable and Mutually Dependent. The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

52.     Governing Law. Pursuant to Section 12.10 of the Plan, except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof other than section 5-1401 and section 5-1402 of the New York General Obligations Law.

53.     Applicable Nonbankruptcy Law. Pursuant to section 1123(a) and section 1142(a) of the Bankruptcy Code, the provisions of this Order, the Plan, the Plan Documents, and any other related documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

54.     Governmental Approvals Not Required. This Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan and Disclosure Statement, any documents, instruments, or agreements (including the Plan Documents), and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

55.     Notice of Order. In accordance with Bankruptcy Rules 2002 and 3020(c), as soon as reasonably practicable after the Effective Date, the Debtor shall serve notice of the entry of this Order, substantially in the form annexed hereto as Exhibit B, to all parties who hold a Claim or Interest in this case and the U.S. Trustee. Such notice is hereby approved in all respects and shall be deemed good and sufficient notice of entry of this Order.

56.     Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

57.     Waiver of Stay. The stay of this Order provided by any Bankruptcy Rule (including Bankruptcy Rules 3020(e), 6004(h), and 7062), whether for fourteen (14) days or otherwise, is hereby waived, and this Order shall be effective and enforceable and deemed binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns immediately upon its entry by the Bankruptcy Court.

58.     Inconsistency. To the extent of any inconsistency between this Order and the Plan, this Order shall govern.

59.     No Waiver. The failure to specifically include any particular provision of the Plan in this Order will not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of this Bankruptcy Court that the Plan is confirmed in its entirety and incorporated herein by this reference.

60.     Restructuring Transactions. On the Effective Date or as soon as reasonably practicable thereafter, the Debtor or Reorganized Debtor, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Plan and this Order.

61.     Closure of the Chapter 11 Cases. As soon as practicable after the Effective Date, the Reorganized Debtor is authorized to submit an order to the Bankruptcy Court under certification of counsel that is in form and substance acceptable to the U.S. Trustee that closes and issues a final decree for the Chapter 11 Case.

62.     Final Order. This Order is a Final Order and the period in which an appeal must be filed shall commence upon the entry hereof.

Dated:    ______________, 2017

Wilmington, Delaware

_____________________________________ THE HONORABLE KEVIN GROSS UNITED STATES BANKRUPTCY JUDGE

Exhibit A

The Plan

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

------------------------------------------------------------	x
In re:	:	Chapter 11
:
GULFMARK OFFSHORE, INC.,	:	Case No. 17–11125 (KG)
:
Debtor. [1]	:
------------------------------------------------------------	x

AMENDED CHAPTER 11 PLAN OF REORGANIZATION
OF GULFMARK OFFSHORE, INC.

WEIL, GOTSHAL & MANGES LLP	Richards, Layton & Finger, P.A.
Gary T. Holtzer	Mark D. Collins (No. 2981)
Ronit J. Berkovich	Zachary I. Shapiro (No. 5103)
Debora A. Hoehne	One Rodney Square
767 Fifth Avenue	920 North King Street
New York, New York 10153	Wilmington, Delaware 19801
Telephone: (212) 310-8000	Telephone: (302) 651-7700
Facsimile: (212) 310-8007	Facsimile: (302) 651-7701

Attorneys for Debtor and	Attorneys for Debtor and
Debtor in Possession	Debtor in Possession

Dated: October 2, 2017
Wilmington, Delaware

1 The last four digits of GulfMark Offshore, Inc.’s identification number is 6032, and its primary mailing address is 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024.

Page

ArticlE I	DEFINITIONS AND INTERPRETATION.	1

A.	Definitions.	1

B.	Interpretation; Application of Definitions and Rules of Construction.	10

C.	Reference to Monetary Figures.	10

D.	Controlling Document.	11

E.	Consent Rights of Consenting Noteholders and DNB.	11

Article II	ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.	11

2.1.	Administrative Expense Claims.	11

2.2.	Fee Claims.	11

2.3.	Intercompany DIP Loan Claims.	12

2.4.	Payment of Certain Fees and Expenses.	12

2.5.	Priority Tax Claims.	12

Article III	CLASSIFICATION OF CLAIMS AND INTERESTS.	12

3.1.	Classification in General.	12

3.2.	Summary of Classification.	13

3.3.	Special Provision Governing Secured and Unimpaired Claims.	13

3.4.	Elimination of Vacant Classes.	13

3.5.	Voting; Presumptions; Solicitation.	13

3.6.	Cramdown.	14

3.7.	No Waiver.	14

Article IV	TREATMENT OF CLAIMS AND INTERESTS.	14

4.1.	Priority Non-Tax Claims (Class 1).	14

4.2.	Secured Claims (Class 2).	14

4.3.	DNB Guaranty Claims (Class 3).	15

4.4.	RBS Guaranty Claims (Class 4).	15

4.5.	Unsecured Notes Claims (Class 5).	16

4.6.	General Unsecured Claims (Class 6).	17

4.7.	Intercompany Claims (Class 7).	17

4.8.	Interests (Class 8).	17

4.9.	Subordinated Securities Claims (Class 9).	18

Article V	MEANS FOR IMPLEMENTATION.	18

5.1.	Intercompany Claims.	18

5.2.	Compromise and Settlement of Claims, Interests, and Controversies.	18

5.3.	Continued Corporate Existence.	19

i

(continued)

Page

5.4.	Rights Offerings.	19

5.5.	Backstop Commitment Premium.	19

5.6.	Exit Financing.	20

5.7.	Plan Funding.	20

5.8.	Cancellation of Existing Securities and Agreements.	20

5.9.	Authorization and Issuance of New Common Stock and New Warrants.	21

5.10.	Section 1145 Exemption and 4(a)(2) Exemption.	21

5.11.	Officers and Boards of Directors.	22

5.12.	Restructuring Transactions.	22

5.13.	Cancellation of Liens.	23

5.14.	Registration Rights Agreement.	23

5.15.	Employee Matters.	23

5.16.	Closing of Chapter 11 Case.	24

5.17.	Notice of Effective Date.	24

Article VI	DISTRIBUTIONS.	24

6.1.	Distributions Generally.	24

6.2.	Distribution Record Date.	24

6.3.	Date of Distributions.	24

6.4.	Disbursing Agent.	24

6.5.	Rights and Powers of Disbursing Agent.	25

6.6.	Expenses of Disbursing Agent.	25

6.7.	No Postpetition Interest on Claims.	25

6.8.	Delivery of Distributions.	25

6.9.	Distributions after Effective Date.	26

6.10.	Unclaimed Property.	27

6.11.	Time Bar to Cash Payments.	27

6.12.	Manner of Payment under Plan.	27

6.13.	Satisfaction of Claims.	27

6.14.	Fractional Stock.	27

6.15.	Setoffs and Recoupments.	27

6.16.	Allocation of Distributions between Principal and Interest.	28

6.17.	No Distribution in Excess of Amount of Allowed Claim.	28

6.18.	Withholding and Reporting Requirements.	28

(continued)

Page

Article VII	PROCEDURES FOR DISPUTED CLAIMS.	29

7.1.	Disputed Claims Process.	29

7.2.	Estimation of Claims.	29

7.3.	No Distributions Pending Allowance.	29

7.4.	Distributions after Allowance.	29

7.5.	Claim Resolution Procedures Cumulative.	30

Article VIII	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.	30

8.1.	General Treatment.	30

8.2.	Determination of Assumption Disputes and Deemed Consent.	30

8.3.	Effect of Assumption of Contracts and Leases.	31

8.4.	Rejection Damages Claims.	31

8.5.	Survival of Debtor’s Indemnification Obligations.	31

8.6.	Insurance Policies.	32

8.7.	Compensation and Benefit Plans.	32

8.8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.	33

8.9.	Reservation of Rights.	33

Article IX	CONDITIONS PRECEDENT TO CONFIRMATION OF PLAN AND EFFECTIVE DATE.	33

9.1.	Conditions Precedent to Confirmation of Plan.	33

9.2.	Conditions Precedent to Effective Date.	34

9.3.	Waiver of Conditions Precedent.	34

9.4.	Effect of Failure of a Condition.	35

Article X	EFFECT OF CONFIRMATION OF PLAN.	35

10.1.	Vesting of Assets.	35

10.2.	Binding Effect.	35

10.3.	Discharge of Claims and Termination of Interests.	35

10.4.	Term of Injunctions or Stays.	36

10.5.	Injunction against Interference with Plan.	36

10.6.	Plan Injunction.	36

10.7.	Releases.	37

10.8.	Exculpation.	38

10.9.	Injunction Related to Releases and Exculpation.	38

10.10.	Subordinated Claims.	38

10.11.	Retention of Causes of Action/Reservation of Rights.	39

(continued)

Page

10.12.	Ipso Facto and Similar Provisions Ineffective.	39

10.13.	Solicitation of Plan.	39

10.14.	Corporate Action.	39

Article XI	RETENTION OF JURISDICTION.	40

11.1.	Retention of Jurisdiction.	40

11.2.	Courts of Competent Jurisdiction.	41

Article XII	MISCELLANEOUS PROVISIONS.	42

12.1.	Payment of Statutory Fees.	42

12.2.	Substantial Consummation of the Plan.	42

12.3.	Plan Supplement.	42

12.4.	Request for Expedited Determination of Taxes.	42

12.5.	Exemption from Certain Transfer Taxes.	42

12.6.	Amendments.	43

12.7.	Effectuating Documents and Further Transactions.	43

12.8.	Revocation or Withdrawal of Plan.	43

12.9.	Severability of Plan Provisions.	43

12.10.	Governing Law.	44

12.11.	Time.	44

12.12.	Dates of Actions to Implement the Plan.	44

12.13.	Immediate Binding Effect.	44

12.14.	Deemed Acts.	44

12.15.	Successors and Assigns.	44

12.16.	Entire Agreement.	44

12.17.	Exhibits to Plan.	45

12.18.	Notices.	45

GulfMark Offshore, Inc. (the “Debtor”) proposes the following chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Unless otherwise indicated, capitalized terms used herein shall have the meanings set forth in Article I.A.

Article I     DEFINITIONS AND INTERPRETATION.

A.	Definitions.

The following terms shall have the respective meanings specified below:

1.1     1145 Rights Offering means the rights offering for New Common Stock and New Noteholder Warrants to be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code, in accordance with the applicable Rights Offering Procedures and the Backstop Commitment Agreement.

1.2     4(a)(2) Rights Offering means the rights offering for New Common Stock and New Noteholder Warrants to be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act, in accordance with the applicable Rights Offering Procedures and the Backstop Commitment Agreement.

1.3     Additional Non-Accredited Investor Consideration means $69.41 per $1,000 principal amount of Unsecured Notes to be paid through a combination, as determined in the sole discretion of the Debtor and the Requisite Noteholders, of cash, New Common Stock and New Noteholder Warrants.

1.4     Administrative Expense Claim means a Claim for costs and expenses of administration of the Estate of a kind specified in sections 327, 328, 330, 365, or 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation, (a) the actual and necessary costs and expenses incurred after the Commencement Date and through the Effective Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), (b) Fee Claims, (c) Intercompany DIP Loan Claims, (d) all fees and charges assessed against the Estate pursuant to section 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-1401, and (e) the Commitment Premium; provided, that, notwithstanding anything herein to the contrary, Fee Claims, Intercompany DIP Loan Claims, and the Commitment Premium shall be treated as provided, respectively, in Sections 2.2, 2.3, and 5.5 below and in the Backstop Commitment Agreement (as applicable).

1.5     Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.6     Allowed means (i) any Claim or Interest as to which the Debtors and the holder thereof agree to the amount thereof or the Bankruptcy Court, or another court of competent jurisdiction, has determined such amount by Final Order; (ii) any Claim that is listed in the Schedules as liquidated, non-contingent and undisputed; or (iii) any Claim or Interest expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by the Plan the Allowed amount of Claims and Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Debtor or Reorganized Debtor, as applicable, shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Plan.

1.7     Amended Organizational Documents means the form of amended or amended and restated certificate of incorporation and bylaws for the Reorganized Debtor which shall be included in the Plan Supplement.

1.8     Assumption Dispute means a pending objection relating to the assumption of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

1.9     Backstop Commitment has the meaning set forth in the Backstop Commitment Agreement.

1.10     Backstop Commitment Agreement means that certain Backstop Commitment Agreement, dated as of May 15, 2017, made by and between (i) the Debtor, on the one hand, and (ii) each of the Commitment Parties, on the other hand, and attached as Exhibit B to the Restructuring Support Agreement, as amended by that certain First Amendment to Backstop Commitment Agreement dated as of September 21, 2017.

1.11     Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Case.

1.12     Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware and, to the extent applicable, any other court having jurisdiction over the Chapter 11 Case.

1.13     Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Case.

1.14     BCA Assumption Order means the order entered by the Bankruptcy Court authorizing the Debtor to assume the Backstop Commitment Agreement and approving the Rights Offerings Procedures [D.I. 151].

1.15     Benefit Plans means (i) each “employee benefit plan,” as defined in section 3(3) of ERISA, (ii) the Deferred Compensation Plan, (iii) the Director Share Incentive Plan, (iv) the Equity Incentive Plan, (v) the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan, and (vi) each other pension, retirement, supplemental retirement, bonus, incentive, equity or equity-based, health, life, disability, group insurance, vacation, holiday, and fringe benefit plan, program, contract, or arrangement, in each case whether written or unwritten, maintained, contributed to, or required to be contributed to, by the Debtor for the benefit of any of their current or former employees or independent contractors and existing as of the Commencement Date.

1.16     Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.17      Cash means legal tender of the United States of America.

1.18     Causes of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Commencement Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action include: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any claims under any state, federal or foreign law, including, without limitation, any fraudulent transfer or similar claims.

2

1.19     Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor on the Commencement Date in the Bankruptcy Court, and styled In re GulfMark Offshore, Inc., Ch. 11 Case No 17-11125 (KG).

1.20     Claim has the meaning set forth in section 101(5) of the Bankruptcy Code as against the Debtor.

1.21     Class means any group of Claims or Interests classified in Article III of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.22     Commencement Date means the date on which the Debtor commenced its Chapter 11 Case.

1.23     Commitment Party has the meaning set forth in the Backstop Commitment Agreement.

1.24     Commitment Premium has the meaning set forth in the Backstop Commitment Agreement.

1.25     Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.26     Confirmation Hearing means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan, as such hearing may be adjourned, reconvened, or continued from time to time.

1.27     Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.28     Consenting Noteholders means the holders of Unsecured Notes that are party to the Restructuring Support Agreement (together with their respective successors and permitted assigns) and other holders of Unsecured Notes that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.29     Cure means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (a) cure a monetary default by the Debtor under an executory contract or unexpired lease and (b) permit the Debtor to assume such executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

1.30     Debtor has the meaning set forth in the introductory paragraph of the Plan.

1.31     Debtor Common Shares means all Class A common shares of the Debtor, par value $0.01 per share, issued and outstanding as of the Effective Date.

1.32     Deferred Compensation Plan means that certain GulfMark Offshore, Inc. Deferred Compensation Plan dated effective as of July 1, 2011.

1.33     Definitive Documents has the meaning set forth in the Restructuring Support Agreement.

1.34     Director Share Incentive Plan means that certain GulfMark Offshore, Inc. Amended and Restated 2011 Non-Employee Director Share Incentive Plan dated as of March 7, 2016.

1.35     Disbursing Agent means any Entity (including the Reorganized Debtor if it acts in such capacity) in its capacity as a disbursing agent under Article VI of the Plan.

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1.36     Disclosure Statement means the disclosure statement for the Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), and/or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, and/or other applicable law.

1.37     Disputed means any Claim (a) which is disputed under section 7.1 of this Plan or as to which a party in interest has interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order; (b) proof of which was required to be filed but as to which a proof of claim was not timely or properly filed; (c) that is listed in the Schedules as unliquidated, contingent or disputed, and as to which no request for payment or proof of claim has been filed; or (d) that is otherwise disputed by the Debtor or Reorganized Debtor in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order. To the extent the Debtor disputes only a portion of a Claim, such Claim shall be deemed Allowed in the amount the Debtor does not dispute, if any, and Disputed as to the balance of such Claim.

1.38     Distribution Record Date means the date that is two (2) Business Days after the Confirmation Date.

1.39     DNB Credit Agreement means that certain Second Amended and Restated Multi-Currency Credit Facility Agreement relating to a senior secured revolving credit facility agreement originally dated as of December 27, 2012, as amended and restated as of October 23, 2014, and as further amended and restated as of May 18, 2017 (as further amended, restated, modified, or supplemented from time to time), by and among GulfMark Rederi AS, as borrower, the financial institutions party thereto, as lenders, and DNB.

1.40     DNB means DNB Bank ASA.

1.41     DNB Guaranty Claims all Claims in connection with the Debtor’s guaranty of the borrower’s obligations under the DNB Credit Agreement.

1.42     DTC means The Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

1.43     Effective Date means the date which is the first Business Day selected by the Debtor after consulting with the Requisite Noteholders on which (a) all conditions to the effectiveness of the Plan set forth in Article IX of the Plan have been satisfied or waived in accordance with the terms of the Plan, and (b) no stay of the Confirmation Order is in effect.

1.44     Employment Arrangements means, as to a current or former employee, officer, director, or contractor, all employee terms of employment, compensation and Benefit Plans existing as of the Commencement Date, including, without limitation, any employment, services, separation, retention, incentive, bonus, or related agreements or arrangements.

1.45     Entity means an individual, corporation, partnership, limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, Governmental Unit or any political subdivision thereof, or any other person (as defined in section 101(41) of the Bankruptcy Code).

1.46     Equity Incentive Plan means that certain GulfMark Offshore, Inc. Amended and Restated 2014 Omnibus Equity Incentive Plan dated March 7, 2016.

1.47     ERISA means the Employee Retirement Income Security Act of 1974, as amended.

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1.48     Estate means the estate of the Debtor created under section 541 of the Bankruptcy Code.

1.49     Exchange Act means the Securities Exchange Act of 1934, as amended.

1.50     Exculpated Parties means, collectively, and, in each case, in their capacities as such during the Chapter 11 Case, the Debtor and such Entity’s predecessors, successors and assigns, subsidiaries, affiliates, current and former officers and directors, principals, shareholders, members, partners, managers, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and all other retained professionals.

1.51     Executive Employment Agreement means any of the agreements referenced in the section titled “Executive Employment Agreements” in the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

1.52     Intentionally left blank.

1.53     Exit Facility Agreement means an agreement for exit financing among the Reorganized Debtor, the Exit Facility Agent, and the lenders party thereto, entered into as of the Effective Date and in an amount not less than $100 million.

1.54     Fee Claim means a Claim of a Professional Person for professional services rendered or costs incurred on or after the Commencement Date through the Effective Date.

1.55     Fee Escrow Account means an interest-bearing account in an amount equal to the total estimated amount of Fee Claims incurred but unpaid as of the Effective Date, funded by the Debtor or Reorganized Debtor, as applicable, on the Effective Date.

1.56     Final Order means an order, ruling, or judgment of the Bankruptcy Court that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.

1.57    General Unsecured Claim means any Claim (other than the Unsecured Notes Claims, the RBS Guaranty Claims, the DNB Guaranty Claims, the Subordinated Claims, and the Intercompany Claims) that is neither a Secured Claim nor entitled to priority under the Bankruptcy Code or any Final Order of the Bankruptcy Court.

1.58     Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.59     Impaired means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.60     Indenture means that certain indenture, dated as of March 12, 2012 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof), between the Debtor, as issuer, and U.S. Bank National Association, as trustee, related to the Unsecured Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).

1.61     Intercompany Claim means any Claim held by a wholly-owned (directly or indirectly) subsidiary of the Debtor, other than the Intercompany DIP Loan Claims.

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1.62     Intercompany DIP Loan means all principal and accrued but unpaid interest, fees, costs, and other amounts due on the Effective Date under (i) the Intercompany DIP Loan Facility Agreement and the Loan Documents (as defined in the Intercompany DIP Loan Facility Agreement) and (ii) the DNB Credit Agreement and the Finance Documents (as defined in the DNB Credit Agreement).

1.63     Intercompany DIP Loan Claim means any Claim in respect of the Intercompany DIP Loan.

1.64     Intercompany DIP Loan Facility Agreement means that certain $35,000,000 Senior Secured Super-Priority Debtor in Possession Credit Agreement dated as of May 18, 2017 among the Debtor, as borrower, GulfMark Rederi AS, as lender, and DNB, as issuing bank, as amended by that certain First Amendment to Intercompany DIP Loan Facility Agreement dated as of September 21, 2017.

1.65     Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) in the Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in the Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.

1.66     IRS means the Internal Revenue Service.

1.67     Jones Act means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. coastwise trade.

1.68     Jones Act Restriction has the meaning set forth in Section 5.9(a) of this Plan.

1.69     Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.70     Management Incentive Plan means a post-emergence management incentive plan under which 7.5% of the Reorganized GulfMark Equity outstanding as of the Effective Date (on a fully diluted basis, including by taking into account New Common Stock issuable (i) upon exercise of the New Existing Equity Warrants and (ii) pursuant to the Management Incentive Plan) shall be reserved for issuance as awards thereunder by the New Board.

1.71     New Board means the initial board of directors of the Reorganized Debtor to be selected in accordance with Section 5.11 of the Plan and the Restructuring Support Agreement.

1.72     New Common Stock means the shares of common stock, par value $0.01 per share, of Reorganized Debtor issued pursuant to the Plan, inclusive of shares of New Common Stock to be issued upon the exercise of the New Warrants.

1.73     New Existing Equity Warrant Agreement means the warrant agreement by and between the Reorganized Debtor and the warrant agent named therein that shall govern the terms of the New Existing Equity Warrants, the form of which will be filed as part of the Plan Supplement.

1.74     New Existing Equity Warrants means the warrants for 7.5% of the Reorganized GulfMark Equity which shall be issued to holders of Allowed Debtor Common Shares as provided in Section 4.8(b) of the Plan, and issued pursuant to and governed by the terms of the New Existing Equity Warrant Agreement.

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1.75     New Noteholder Warrant Agreement means the warrant agreement by and between the Reorganized Debtor and the warrant agent named therein that shall govern the terms of the New Noteholder Warrants (including any New Noteholder Warrants that may be issued after the Effective Date), the form of which will be filed as part of the Plan Supplement.

1.76     New Noteholder Warrants means the warrants to be issued to holders of Allowed Unsecured Notes Claims pursuant to the Rights Offerings and Backstop Commitment Agreement and as provided in Section 4.5.(c) of the Plan, and, in accordance with the New Noteholder Warrant Agreement entitling the holders thereof to purchase New Common Stock with an exercise price per warrant equal to $0.01 per share.

1.77     New Warrants means the New Noteholder Warrants and the New Existing Equity Warrants.

1.78     Non-Accredited Investor Rights Offering Participant means any holder of an Allowed Unsecured Notes Claim that certifies in connection with the Rights Offerings Procedures (i) that it is not an Accredited Investor within the meaning of Rule 501(a) of the Securities Act, and (ii) that it has subscribed in full to the 1145 Rights Offering.

1.79     Non-U.S. Citizen means an Entity other than a U.S. Citizen.

1.80     Plan means this chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code, the terms hereof, the terms of the Restructuring Support Agreement, and the terms of the Intercompany DIP Loan Facility Agreement.

1.81     Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, and the Definitive Documents, subject to (a) the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement and (b) the consent rights set forth in the Intercompany DIP Loan Facility Agreement.

1.82     Plan Supplement means a supplemental appendix to the Plan containing, among other things, substantially final forms of documents, schedules, and exhibits to the Plan to be filed with the Bankruptcy Court, including, but not limited to, the following: (a) the Amended Organizational Documents, (b) the identity of the members of the New Board, (c) the New Existing Equity Warrant Agreement, (d) the New Noteholder Warrant Agreement, and (e) the Registration Rights Agreement; provided, that, through the Effective Date, the Debtor shall have the right to amend and supplement any documents constituting the Plan Supplement in accordance with the terms of the Plan, the Restructuring Support Agreement, and the Intercompany DIP Loan Facility Agreement. The Plan Supplement shall be filed with the Bankruptcy Court not later than seven (7) calendar days prior to the Voting Deadline.

1.83     Priority Non-Tax Claim means any Claim, other than an Intercompany DIP Loan Claim, an Administrative Expense Claim, or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.84     Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.85     Professional Person means any person retained by order of the Bankruptcy Court in connection with the Chapter 11 Case pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

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1.86     Pro Rata means (a) within the same Class, the proportion that an Allowed Claim bears to the aggregate amount of all Allowed Claims and Disputed Claims in such Class, or (b) among all Classes, the proportion that a Class of Allowed Claims bears to the aggregate amount of all Allowed Claims and Disputed Claims in all other Classes entitled to share in the same recovery as such Class under the Plan.

1.87     RBS Credit Agreement means that certain $300,000,000 multicurrency credit facility agreement (as amended, restated, modified, supplemented, or replaced from time to time), dated as of September 26, 2014, by and among GulfMark Americas, Inc., as borrower, the Debtor, as guarantor, the financial institutions party thereto, as lenders, the arrangers party thereto, and the RBS Facility Agent.

1.88     RBS Facility Agent means the Royal Bank of Scotland plc, as agent under the RBS Credit Agreement.

1.89     RBS Guaranty Claim means any Claim based on the Debtor’s guaranty of the borrower’s obligations under the RBS Credit Agreement.

1.90     Registration Rights Agreement means that certain Registration Rights Agreement to be entered into by the Reorganized Debtor and the Registration Rights Parties on the Effective Date.

1.91     Registration Rights Parties means each Consenting Noteholder and any Affiliates or related funds thereof that receive New Common Stock or New Noteholder Warrants under the Plan.

1.92     Released Parties means collectively: (a) the Debtor, (b) the Reorganized Debtor, (c) the Consenting Noteholders (to the extent they voted in favor of the Plan), (d) DNB, (e) U.S. Bank National Association, as Indenture Trustee for the Unsecured Notes, and (f) with respect to each of the foregoing Entities, such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, managers, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Entities’ respective heirs, executors, Estate, servants, and nominees, in each case in their capacity as such.

1.93     Reorganized Debtor means the Debtor as reorganized on the Effective Date in accordance with the Plan.

1.94     Reorganized GulfMark Equity means the shares of New Common Stock (a) outstanding as of the Effective Date under (i) Section 4.5(c)(iii) (Allowed Unsecured Notes Claims), (ii) clause (i) of Section 4.8(b) (Allowed Debtor Common Shares), (iii) Section 5.4 (Rights Offerings), (iv) Section 5.5 (Backstop Commitment), and (b) issuable upon exercise of the New Noteholder Warrants to be issued under (i) clause (w) of Section 4.5(c)(iii), (ii) Section 5.4, and (iii) Section 5.5, in each case, subject to dilution by the New Common Stock (x) issuable pursuant to the Management Incentive Plan, (y) issuable upon exercise of the New Existing Equity Warrants, and (z) issuable as Additional Non-Accredited Investor Consideration, and issuable upon exercise of any New Noteholder Warrants delivered as Additional Non-Accredited Investor Consideration.

1.95     Reorganized Debtor means the Debtor as reorganized on the Effective Date in accordance with the Plan.

1.96     Requisite Noteholders means, as of the date of any determination, the Consenting Noteholders holding at least a majority of the outstanding principal amount of the Unsecured Notes held by all Consenting Noteholders.

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1.97     Restructuring Support Agreement means that certain Restructuring Support Agreement, dated as of May 15, 2017, by and among the Debtor and the Consenting Noteholders, as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, a copy of which is attached hereto as Exhibit 1 (as redacted to not reflect the holdings of the Consenting Noteholders), together with the exhibits and schedules attached thereto (as each may be amended, restated, supplemented, or otherwise modified from time to time, in accordance with the terms thereof), as amended by that certain First Amendment to Restructuring Support Agreement dated as of September 21, 2017.

1.98     Restructuring Transactions has the meaning ascribed to such term in Section 5.12 of the Plan.

1.99     Rights Offerings means, collectively, the offering of Subscription Rights (i) pursuant to the 1145 Rights Offering to all holders of Unsecured Notes Claims and (ii) pursuant to the 4(a)(2) Rights Offering to such holders who are accredited investors as defined in Rule 501(a) under the Securities Act (collectively, for clauses (i) and (ii), the “Eligible Holders”) that is backstopped by the Commitment Parties on the terms reflected in the Restructuring Support Agreement and the Backstop Commitment Agreement.

1.100     Rights Offerings Amount means an aggregate amount of Rights Offerings Securities with an aggregate purchase price equal to $125,000,000, subject to adjustment solely for the purchase price difference in the exercise and issuance of the New Noteholder Warrants.

1.101     Rights Offerings Procedures means the procedures for conducting the Rights Offerings, as approved by the Bankruptcy Court in the BCA Assumption Order. [D.I. 150]

1.102     Rights Offerings Securities means the New Noteholder Warrants and New Common Stock offered in the Rights Offerings.

1.103     RSA Assumption Order means an order entered by the Bankruptcy Court authorizing the Debtor to assume the Restructuring Support Agreement.

1.104     Schedule of Rejected Contracts means the schedule of executory contracts and unexpired leases to be rejected by the Debtor pursuant to this Plan, as the same may be amended, modified, or supplemented from time to time.

1.105     Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests and all amendments or supplements thereto filed by the Debtor with the Bankruptcy Court to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

1.106     Secured Claim means a Claim, other than an Administrative Expense Claim, or a Priority Tax Claim (a) secured by a Lien on property of the Debtor’s Estate to the extent of the value of the applicable collateral as (i) set forth in the Plan, (ii) agreed to by the holder of such Claim and the Debtor, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by a right of setoff in accordance with section 553 of the Bankruptcy Code.

1.107     Securities Act means the Securities Act of 1933, as amended.

1.108     Subordinated Securities Claim means a Claim subject to subordination under section 510(b) of the Bankruptcy Code, including, without limitation, any Claim for or that arises from the rescission of a purchase, sale, issuance, or offer of a security (as defined in section 101(49) of the Bankruptcy Code) of the Debtor, or for damages arising from the purchase or sale of such a security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.109     Subscription Rights means the rights to acquire New Common Stock or New Noteholder Warrants pursuant to the Rights Offerings.

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1.110     Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.111     Unsecured Notes means the 6.375% Notes due 2022, issued pursuant to the Indenture, in the original aggregate principal amount of $500,000,000.

1.112     Unsecured Notes Claims means all Claims arising under or in connection with the Unsecured Notes and the Indenture.

1.113     Unsubscribed Securities has the meaning set forth in the Backstop Commitment Agreement.

1.114     U.S. Citizen means an Entity that is a citizen of the United States within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade.

1.115     U.S. Citizenship Affidavit means an Affidavit of United States Citizenship by a holder of an Unsecured Notes Claim certifying that such holder is a U.S. Citizen.

1.116     U.S. Intercompanies means (i) all Intercompany Claims by a U.S. Subsidiary, (ii) all claims by the Debtor against a U.S. Subsidiary, and (iii) all claims between or among the U.S. Subsidiaries.

1.117     U.S. Subsidiary means a wholly-owned (directly or indirectly) subsidiary of the Debtor organized under the laws of any state of the United States.

1.118     U.S. Trustee means the Office of the United States Trustee for the District of Delaware.

1.119     Voting Deadline means the date set by the Bankruptcy Court by which all Entities entitled to vote on the Plan must vote to accept or reject the Plan.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

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D.	Controlling Document.

In the event of an inconsistency between the Plan, the Plan Documents, and the forms of documents annexed to the Restructuring Support Agreement, the terms of the relevant document in the Plan Supplement or annexed to the Restructuring Support Agreement, as applicable, shall control (unless stated otherwise in such Plan Document or the Restructuring Support Agreement). The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, that, if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern.

E.	Consent Rights of Consenting Noteholders and DNB.

Notwithstanding anything herein to the contrary, any and all consent rights of (a) the Consenting Noteholders as set forth in the Restructuring Support Agreement, and (b) DNB as set forth in the Intercompany DIP Loan Facility Agreement, with respect to the form and substance of this Plan, the Plan Supplement, and the other Plan Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I hereof) and fully enforceable as if stated in full herein.

Article II     ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.

2.1.     Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a Fee Claim) shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon as is reasonably practicable after the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business shall be paid by the Debtor or the Reorganized Debtor, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms, and subject to the conditions of, any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2.     Fee Claims.

All Professional Persons seeking awards by the Bankruptcy Court of their respective Fee Claims shall file, on or before the date that is forty-five (45) calendar days after the Effective Date, their respective applications for final allowances of their Fee Claims.  On the Effective Date, the Debtor shall establish the Fee Escrow Account and fund it with Cash equal to the Professional Persons’ good faith estimates of their aggregate Fee Claims.  Funds held in the Fee Escrow Account shall not be considered property of the Estate or of the Reorganized Debtor and shall be held in trust for Professional Persons and for no other Entity until all Allowed Fee Claims have been paid in full. No Liens, Claims, or Interests shall encumber the Fee Escrow Account in any way. Once all Allowed Fee Claims have been irrevocably paid in full, any funds remaining in the Fee Escrow Account shall revert to the Reorganized Debtor.  Fees Claims shall be paid in Cash to the applicable Professional Person from the funds held in the Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court or authorized to be paid under the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals; provided, however, that the Reorganized Debtor’s obligations with respect to Fee Claims shall not be limited by, nor deemed limited to, the balance of funds held in the Fee Escrow Account.  To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of all Allowed Fee Claims of a Professional Person, such Professional Person shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with Section 2.1 of this Plan.

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Any objections to Fee Claims shall be served and filed (a) no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtor.

2.3.     Intercompany DIP Loan Claims.

The holders of the Allowed Intercompany DIP Loan Claims shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, Cash in the amount equal to the Intercompany DIP Loan Claims on the Effective Date.

2.4.     Payment of Certain Fees and Expenses.

On the later of (i) the Effective Date and (ii) the date on which such fees, expenses, or disbursements would be required to be paid under the terms of the interim or final order approving the Intercompany DIP Loan, the BCA Assumption Order, or the RSA Assumption Order, the Debtor or Reorganized Debtor (as applicable) shall pay all accrued (as of the Effective Date) and unpaid fees, expenses, and disbursements required to be paid under, or pursuant to, the applicable order, subject in all respects to the terms of such applicable order.

2.5.     Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, its Allowed Priority Tax Claim, at the option of the Reorganized Debtor, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon as is reasonably practicable after, the later of (i) the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from the Commencement Date; provided, that the Debtor or the Reorganized Debtor, as applicable, reserves the right to prepay all, or a portion of, any such amounts at any time at its discretion. To the extent that any Priority Tax Claim is secured by a Lien on any property of the Debtor, such Lien shall continue in full force and effect until such time as the Priority Tax Claim is paid in full. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

ARTICLE III     CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.     Classification in General.

A Claim or Interest is placed in a particular Class for all purposes including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

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3.2.     Summary of Classification.

The following table designates the Classes of Claims and Interests and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, and Intercompany DIP Loan Claims have not been classified. All of the potential Classes are set forth herein. Certain Classes may not have Claims or Interests, and such Classes shall be treated as set forth in Section 3.4 of the Plan.

Class	Type of Claim or Interest	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Secured Claims	Unimpaired	No (Presumed to accept)
3	DNB Guaranty Claims	Unimpaired	No (Presumed to accept)
4	RBS Guaranty Claims	Unimpaired	No (Presumed to accept)
5	Unsecured Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (Presumed to accept)
7	Intercompany Claims	Unimpaired	No (Presumed to accept)
8	Interests	Impaired	No (Deemed to reject)
9	Subordinated Securities Claims	Impaired	No (Deemed to reject)

3.3.     Special Provision Governing Secured and Unimpaired Claims.

Although all Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Secured Claim, to the extent secured by a Lien on collateral different from the collateral securing a different Secured Claim, shall be treated as being in a separate sub-Class for the purposes of voting to accept or reject this Plan and receiving Plan distributions. Except as otherwise provided in the Plan, nothing in the Plan shall affect the rights of the Debtor or the Reorganized Debtor, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.4.     Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one (1) holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

3.5.     Voting; Presumptions; Solicitation.

(a) Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Class 5 are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Class 5 will receive ballots containing detailed voting instructions.

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(b) Deemed Acceptance by Certain Unimpaired Classes. Claims in Classes 1, 2, 3, 4, 6, and 7 are Unimpaired. Accordingly, the holders of Claims in such Classes are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and are not entitled to vote to accept or reject this Plan.

(c) Deemed Rejection by Certain Impaired Classes. Claims and Interests in Classes 8 and 9 are Impaired, the holders of Claims and Interests in such Classes are deemed to have rejected this Plan, and are not entitled to vote to accept or reject this Plan.

3.6.     Cramdown.

Classes 8 and 9 are deemed to reject this Plan and, accordingly, the Debtor intends to seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to such Classes. If any Classes entitled to vote on this Plan do not vote to accept this Plan, the Debtor may (i) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to such Classes, or (ii) amend or modify this Plan in accordance with the terms hereof, the Restructuring Support Agreement, the Intercompany DIP Loan Facility Agreement, and the Bankruptcy Code. If a controversy arises as to whether any Class of Claims or Interests is Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

3.7.     No Waiver.

Nothing contained in this Plan shall be construed to waive the Debtor’s or other Entity’s right to object on any basis to any Claim.

ARTICLE IV     TREATMENT OF CLAIMS AND INTERESTS.

4.1.     Priority Non-Tax Claims (Class 1).

(a)     Classification: Class 1 consists of Priority Non-Tax Claims.

(b)     Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Non-Tax Claim, at the option of the Reorganized Debtor, (i) each such holder shall receive payment in Cash in an amount equal to such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim or, in each case, as soon as reasonably practicable thereafter, or (ii) such holder shall receive such other treatment so as to render its Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)     Voting: Class 1 is Unimpaired, and the holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to Priority Non-Tax Claims.

4.2.     Secured Claims (Class 2).

(a)     Classification: Class 2 consists of Secured Claims.

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(b)     Treatment: The legal, equitable, and contractual rights of the holders of Allowed Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Secured Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Secured Claim, at the option of the Reorganized Debtor, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Secured Claim becomes an Allowed Secured Claim or, in each case, as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Secured Claim shall be reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)     Voting: Class 2 is Unimpaired, and the holders of Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Secured Claims.

4.3.     DNB Guaranty Claims (Class 3).

(a)     Classification: Class 3 consists of DNB Guaranty Claims.

(b)     Treatment: Unless otherwise reasonably agreed to among the Debtor, the Requisite Noteholders, and DNB, the legal, equitable, and contractual rights of the holder of DNB Guaranty Claims are unaltered by this Plan. Except to the extent that the holder of an Allowed DNB Guaranty Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed DNB Guaranty Claim, such holder shall receive payment in Cash in an amount equal to such Allowed Claim, payable on the Effective Date.

(c)     Voting: Class 3 is Unimpaired and the holder of DNB Guaranty Claims is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the holder of a DNB Guaranty Claim is not entitled to vote to accept or reject the Plan, and its vote will not be solicited with respect to such DNB Guaranty Claims.

4.4.     RBS Guaranty Claims (Class 4).

(a)     Classification: Class 4 consists of RBS Guaranty Claims.

(b)     Allowance:  The following amounts shall be Allowed:

(i) the outstanding principal amount of loans under the RBS Credit Agreement, in the amount of $72,000,000; plus

(ii) the outstanding amount of the Letter of Credit issued under the RBS Credit Agreement; plus

(iii) all unpaid interest, fees, costs or other amounts due under the RBS Credit Agreement as of the Effective Date.

(c)     Treatment: Except as otherwise agreed by the RBS Facility Agent and the Debtor (with consent of the Requisite Noteholders), on the Effective Date, or as soon as reasonably practicable thereafter, the Debtor (or its designee) or the Reorganized Debtor (or its designee), as applicable, will pay in full in Cash the Allowed RBS Guaranty Claims, less any amounts that may have been paid to satisfy obligations under the RBS Credit Agreement by any of the obligors under the RBS Credit Agreement prior to the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Claims. To satisfy the obligation to pay in full in Cash the component of the Allowed RBS Guaranty Claims referred to in paragraph (b)(ii) above, on the Effective Date, or as soon as reasonably practicable thereafter, the Debtor (or its designee) or the Reorganized Debtor (or its designee), as applicable, shall pay MXN 28,829,418.47 (approximately USD$1.5 million) to the issuing bank to be held as cash collateral for the issued but undrawn Letter of Credit issued under the RBS Credit Agreement. For the avoidance of doubt, in no event shall a holder of an RBS Guaranty Claim receive more than the amount required to satisfy its Claim in full.

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(d)     Voting: Class 4 is Unimpaired, and the holders of the RBS Guaranty Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of the RBS Guaranty Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to the RBS Guaranty Claims.

4.5.     Unsecured Notes Claims (Class 5).

(a)     Classification: Class 5 consists of Unsecured Notes Claims.

(b)     Allowance: The Unsecured Notes Claims are Allowed as follows: $429.6 million, plus unpaid interest, fees, costs, or other amounts due under the Unsecured Notes and the Indenture in each case, up to, but not including the Commencement Date. No Entity shall be required to file proofs of Claim on account of the Unsecured Notes Claims.

(c)     Treatment: In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Unsecured Notes Claim, on the Effective Date, (i) each Eligible Holder shall be entitled to receive its Pro Rata share of 100% of the Subscription Rights to acquire 60% of the Reorganized GulfMark Equity for the Rights Offerings Amount in accordance with the Rights Offerings Procedures, (ii) subject to the U.S. Citizen determination procedures set forth in Section 4.5(d) of this Plan, each Non-Accredited Investor Rights Offering Participant shall be entitled to receive the Additional Non-Accredited Investor Consideration, and (iii) subject to the U.S. Citizen determination procedures set forth in Section 4.5(d) of this Plan, each holder of an Allowed Unsecured Notes Claim shall be entitled to receive its Pro Rata share of 35.65% of the Reorganized GulfMark Equity. With respect to (ii) and (iii) above, each Non-Accredited Investor Rights Offering Participant may, and each holder of an Allowed Unsecured Notes Claim shall, be entitled to receive a distribution in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that New Common Stock cannot be issued to such holder because it is a Non-U.S. Citizen and the Pro Rata share of New Common Stock to be delivered to it under all sections of this Plan, when added to the New Common Stock being issued under this Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. The percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each holder of an Allowed Unsecured Notes Claim that is a Non-U.S. Citizen is subject to the priorities set forth in Section 6.17 of the Backstop Commitment Agreement, which is described in Section 6.8(c) hereof.

(d)     Procedure for U.S. Citizen Determinations: If a holder of an Allowed Unsecured Notes Claim furnishes a U.S. Citizenship Affidavit to the Debtor on or before the Distribution Record Date and, after review, the Debtor, in its reasonable discretion, accepts such U.S. Citizenship Affidavit as reasonable proof in establishing that such holder is a U.S. Citizen, such holder shall receive New Common Stock representing all of such holder’s Pro Rata share of the New Common Stock as of the Effective Date; provided, however, that if such holder is a Non-U.S. Citizen, or if the holder does not furnish a U.S. Citizenship Affidavit to the Debtor on or before the Distribution Record Date, or if the U.S. Citizenship Affidavit of such holder has not been accepted or has been rejected by the Debtor, in its reasonable discretion, on or before the date that is five (5) Business Days after the Distribution Record Date after review by the Debtor pursuant to this Section 4.5(d), such holder shall be treated as a Non-U.S. Citizen for purposes of clause (ii)(w) of Section 4.5(c) above. In connection with the Debtor’s review of any U.S. Citizenship Affidavit under this Section 4.5(d), the Debtor shall have the right to require the holder furnishing the U.S. Citizenship Affidavit to provide the Debtor with such documents and other information as it may reasonably request as reasonable proof confirming that the holder is a U.S. Citizen. The Debtor shall treat all such documents and information provided by any holder as confidential and shall limit the distribution of such documents and information to the Debtor’s personnel and counsel that have a “need-to-know” the contents thereof and to the U.S. Coast Guard as may be necessary. The Debtor shall (i) claim confidential treatment and exemption from Freedom of Information Act requests (a “FOIA Request”) for any such documents and information submitted to the U.S. Coast Guard, and (ii) notify the relevant holder (x) if any such holder’s documents and information are submitted to the U.S. Coast Guard, and (y) if the Debtor subsequently receives notice from the U.S. Coast Guard that it has received a FOIA Request and that any such document that has been identified by the U.S. Coast Guard as responsive to such a FOIA Request, in which case the Debtor shall allow such holder an opportunity to redact any confidential commercial, financial and proprietary business information exempt from Freedom of Information Act disclosure pursuant to 5 U.S.C. § 552(b)(4) that is in any such document.

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(e)     Voting: Class 5 is Impaired, and the holders of Unsecured Notes Claims in Class 5 are entitled to vote to accept or reject the Plan.

4.6.     General Unsecured Claims (Class 6).

(a)     Classification: Class 6 consists of General Unsecured Claims.

(b)     Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of such Claim or has been paid before the Effective Date, at the option of the Reorganized Debtor, on and after the Effective Date, (i) the Reorganized Debtor shall continue to pay or treat each Allowed General Unsecured Claim in the ordinary course of business as if the Chapter 11 Case had never been commenced, or (ii) such holder shall receive such other treatment so as to render such holder’s Allowed General Unsecured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, in each case, subject to all defenses or disputes the Debtor or Reorganized Debtor may assert as to the validity or amount of such Claim, including as provided in Section 10.11 of the Plan.

(c)     Voting: Class 6 is Unimpaired, and the holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such General Unsecured Claims.

4.7.     Intercompany Claims (Class 7).

(a)     Classification: Class 7 consists of Intercompany Claims.

(b)     Treatment: Subject to Section 5.1 below, on or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Reorganized Debtor. The Intercompany Claims are Unimpaired under this Plan. For the avoidance of doubt, nothing in this Section 4.7 shall affect the Intercompany DIP Loan Claims.

(c)     Voting: Class 7 is Unimpaired, and the holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Claims.

4.8.     Interests (Class 8).

(a)     Classification: Class 8 consists of Interests.

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(b)     Treatment: On the Effective Date, all Interests shall be cancelled and discharged without further action by or order of the Bankruptcy Court, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each holder of Debtor Common Shares shall be entitled to receive its Pro Rata share of (i)  New Common Stock representing, in the aggregate, seventy-five hundredths of one percent (0.75%) of the Reorganized GulfMark Equity, and (ii) the New Existing Equity Warrants.

(c)     Voting: Class 8 is Impaired, and the holders of Interests are conclusively presumed to have rejected the Plan. Therefore, holders of Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to the Interests.

4.9.     Subordinated Securities Claims (Class 9).

(a)     Classification: Class 9 consists of Subordinated Securities Claims.

(b)     Treatment: The Subordinated Securities Claims shall be discharged and released in their entirety, and forever barred, and the holders thereof shall not receive or retain any property under the Plan on account of such Claims.

(c)     Voting: Class 9 is Impaired, and the holders of Subordinated Securities Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Subordinated Securities Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Subordinated Securities Claims.

ARTICLE V     MEANS FOR IMPLEMENTATION.

5.1.     Intercompany Claims.

On the Effective Date and prior to any other action or matter set forth in this Article V, and without the need for any further corporate action or approval of the board of directors, management, or stockholders of the Debtor or Reorganized Debtor, as applicable, (a) all U.S. Intercompanies (other than for trade accounts receivable and payable) shall be offset against other U.S. Intercompanies, and (b) to the extent that the amount of any U.S. Intercompany has not been settled in full after the application of clause (a), such U.S. Intercompany shall be contributed or distributed, as applicable, to the applicable obligor. For the avoidance of doubt, nothing in this Section 5.1 shall affect the Intercompany DIP Loan Claims.

5.2.     Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall, upon the Effective Date, constitute a good faith compromise and settlement between the Debtor and the Consenting Noteholders of numerous disputes related to the Unsecured Notes Claims and the treatment of, and distribution to, the holders of the Debtor Common Shares. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtor and the holders of the Unsecured Notes Claims reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromises and settlements of all Claims, Interests, and controversies, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, its Estate, the holders of such Claims and Interests, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation, and compromise provisions, are mutually dependent and non-severable.

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5.3.     Continued Corporate Existence.

The Debtor shall continue to exist after the Effective Date as the Reorganized Debtor in accordance with the applicable laws of the jurisdiction in which it is incorporated and pursuant to the Amended Organizational Documents. On or after the Effective Date, the Reorganized Debtor may in its sole discretion, take such action as may be necessary or appropriate as permitted by applicable law, instruments and agreements, including the Amended Organizational Documents, as the Reorganized Debtor may determine is reasonable and appropriate including, without limitation: (i) merging with or into an Affiliate; (ii) dissolving; or (iii) changing its legal name.

5.4.     Rights Offerings.

(a)     The Debtor will commence and consummate the Rights Offerings in accordance with the Rights Offerings Procedures. The Rights Offerings will be fully backstopped by the Commitment Parties in accordance with and subject to the terms and conditions of the Backstop Commitment Agreement. Unless otherwise expressly allowed pursuant to the Backstop Commitment Agreement or the applicable Rights Offerings Procedures, the Subscription Rights may not be sold, transferred, or assigned.

(b)     On the Effective Date, the proceeds of the Rights Offerings shall be used: (i) to provide the Reorganized Debtor with additional liquidity for working capital and general corporate purposes; (ii) to fund Allowed Administrative Expense Claims payable on or after the Effective Date; (iii) to pay in Cash in full the Intercompany DIP Loan Claims; (iv) to fund other distributions under the Plan; and (v) to pay the Expense Reimbursement (as defined in the Backstop Commitment Agreement).

(c)     In accordance with the Backstop Commitment Agreement and subject to the terms and conditions thereof, each of the Commitment Parties will purchase, on or prior to the Effective Date, its respective Backstop Commitment Percentage of the Unsubscribed Securities (each as defined in the Backstop Commitment Agreement).

(d)     Subject to the U.S. Citizen determination procedure set forth in Section 4.5(d) of this Plan, which shall also apply to each Eligible Holder or its Nominee (as such terms are defined in the applicable Rights Offerings Procedures), each Eligible Holder (or its Nominee) shall be entitled to receive its Pro Rata share of the Reorganized GulfMark Equity in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that New Common Stock cannot be issued to such Eligible Holder (or its Nominee) because it is a Non-U.S. Citizen and the Pro Rata share of New Common Stock to be delivered to it under all sections of this Plan, when added to the New Common Stock being issued under this Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. The percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each Eligible Holder (or its Nominee) that is a Non-U.S. Citizen is subject to the priorities set forth in Section 6.17 of the Backstop Commitment Agreement, which is described in Section 6.8(c) hereof.

5.5.     Backstop Commitment Premium.

(a)     In exchange for providing the backstop commitment for the Rights Offerings and the other agreements of the Commitment Parties in the Backstop Commitment Agreement, the Commitment Parties will receive the Commitment Premium. Upon the Effective Date, the Commitment Premium will be immediately and automatically deemed earned and payable in the form of New Common Stock issued under Section 1145 of the Bankruptcy Code as an administrative expense.

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(b)     Subject to the U.S. Citizen determination procedure set forth in Section 4.5(d) of this Plan, which shall also apply to each Commitment Party, each Commitment Party shall be entitled to receive its Pro Rata share of the Reorganized GulfMark Equity to be issued under the Backstop Commitment Agreement as the Commitment Premium in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that New Common Stock cannot be issued to such Commitment Party because it is a Non-U.S. Citizen and the Pro Rata share of New Common Stock to be delivered to it under all sections of this Plan, when added to the New Common Stock being issued under this Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. The percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each Commitment Party that is a Non-U.S. Citizen is subject to the priorities set forth in Section 6.17 of the Backstop Commitment Agreement, which is described in Section 6.8(c) hereof.

5.6.     Exit Financing.

Upon the Effective Date, the Reorganized Debtor shall be authorized to execute and deliver the Exit Facility Agreement and all other agreements, instruments, certificates, and other documents required therein, in each case, without further notice to, or order, of the Bankruptcy Court, any act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person (other than as expressly required by the Exit Facility Agreement).

5.7.     Plan Funding.

Plan distributions of Cash shall be funded from the Debtor’s Cash on hand as of the applicable date of such Plan distribution, the proceeds of the Rights Offerings, and the proceeds of the Exit Facility Agreement.

5.8.     Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan or in any Plan Document, including with respect to executory contracts or unexpired leases that shall be assumed by the Reorganized Debtor, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtor thereunder shall be fully released and discharged. Notwithstanding such cancellation and discharge, (a) the Intercompany DIP Loan Facility Agreement and (b) the Indenture shall continue in effect solely to the extent necessary to allow (i) the holders of Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims to receive distributions under the Plan, (ii)  the Reorganized Debtor and/or the Disbursing Agent to make post-Effective Date distributions or take such other action pursuant to the Plan on account of the Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims, (iii) the holders of Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims to appear in the Chapter 11 Case; (iv) the indenture trustee under the Indenture, U.S. Bank National Association (the “Indenture Trustee”), or other Disbursing Agent, to make distributions on account of Unsecured Notes Claims; and (v) the Indenture Trustee to maintain or assert any rights or charging liens it may have on distributions to holders of Unsecured Notes pursuant to the terms of the Indenture and, to the extent asserted, any charging liens shall remain in place until the outstanding fees and expenses of the Indenture Trustee are satisfied. Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtor or its interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Section 5.8 shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtor or any of its counterparties under any executory contract or unexpired lease to the extent such executory contract or unexpired lease has been assumed by the Debtor or Reorganized Debtor, as applicable, pursuant to a Final Order of the Bankruptcy Court or hereunder.

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5.9.     Authorization and Issuance of New Common Stock and New Warrants.

(a)     On the Effective Date, the Reorganized Debtor shall issue the New Common Stock and the New Warrants in accordance with the terms of the Plan without the need for any further corporate action. All of the New Common Stock and the New Warrants, when so issued, shall be duly authorized, validly issued, and, in the case of the New Common Stock, fully paid, and non-assessable. In no event shall Non-U.S. Citizens in the aggregate own more than twenty-four percent (24%) of the total number of shares of New Common Stock to be outstanding as of the Effective Date (the “Jones Act Restriction”). All of the New Common Stock underlying the New Warrants (upon payment of the exercise price in accordance with the terms of such New Warrants) shall also be duly authorized, validly issued, fully paid, and non-assessable.

(b)     On and after the Effective Date, the Reorganized Debtor anticipates that it will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) – 78(pp). The Reorganized Debtor shall use its commercially reasonable efforts to have the New Common Stock and the New Existing Equity Warrants listed on the same nationally recognized exchange as soon as practicable following the Effective Date, in each case, subject to meeting applicable listing requirements. The Reorganized Debtor will also cooperate with the Commitment Parties in connection with investigation of a possible listing of the New Noteholder Warrants on a stock exchange.

(c)     The New Noteholder Warrants will be issued pursuant to the terms of the New Noteholder Warrant Agreement. Each New Noteholder Warrant will, subject to the terms of the New Noteholder Warrant Agreement, be exercisable for one (1) share of New Common Stock.

(d)     The New Existing Equity Warrants will be issued pursuant to the terms of the New Existing Equity Warrant Agreement. Each New Existing Equity Warrant will, subject to the terms of the New Existing Equity Warrant Agreement, be exercisable for one (1) share of New Common Stock.

5.10.   Section 1145 Exemption and 4(a)(2) Exemption.

(a)     The offer, issuance, and distribution of the New Common Stock and the New Warrants (and the New Common Stock issuable upon exercise thereof) to the holders of Allowed Unsecured Notes Claims and holders of Debtor Common Shares, as applicable, under Article IV of the Plan, the 1145 Rights Offering, and the Backstop Commitment Agreement (on account of the Commitment Premium) and any New Common Stock or New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof) issued to Non-Accredited Investor Rights Offering Participants as part of the Additional Non-Accredited Investor Consideration shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities. The offer, issuance and distribution of the New Common Stock and New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof) pursuant to the 4(a)(2) Rights Offering, and pursuant to the Backstop Commitment Agreement (with respect to the Unsubscribed Securities) shall be exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder.

(b)     The New Common Stock and New Warrants shall be freely tradable by the recipients thereof without registration under the Securities Act or other federal securities laws (and pursuant to various exemptions provided by the laws of certain states), subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an “underwriter” in section 2(a)(11) of the Securities Act, (ii) the restriction on transfer of the securities distributed pursuant to the 4(a)(2) Rights Offering and the purchase of Unsubscribed Securities (such securities shall be restricted securities and may not be resold without registration under the Securities Act or pursuant to an exemption therefrom), (iii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, and (iv) the restrictions, if any, on the transferability of such securities, including, without limitation, any restrictions on the transferability under the terms of the Amended Organizational Documents and the New Warrant Agreements.

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5.11.     Officers and Boards of Directors.

(a)     On the Effective Date, the New Board shall consist of seven directors composed of (i) the Chief Executive Officer and (ii) six directors designated by the Requisite Noteholders subject to compliance with the Jones Act (such that Reorganized Debtor shall at all times be a U.S. Citizen eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade) and applicable listing standards. Each such director shall serve from and after the Effective Date pursuant to the terms of the Amended Organizational Documents and the other constituent documents of the Reorganized Debtor. After the Effective Date, the board of directors for the Reorganized Debtor will be elected by its stockholders in accordance with Delaware law and the Amended Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors of the Reorganized Debtor. Without any further action by either the stockholders of the Reorganized Debtor or the members of the New Board, and pursuant to the Bankruptcy Court’s authority under Section 303 of the Delaware General Corporation Law and other applicable Delaware and federal law, the appointment of directors provided by this Section 5.11(a) shall have the effect of unanimous stockholder action by written consent to elect directors in lieu of an annual meeting.

(b)     Except as otherwise provided in the Plan Supplement, the officers of the Debtor immediately before the Effective Date shall serve as the initial officers of the Reorganized Debtor on and after the Effective Date in accordance with applicable non-bankruptcy law. After the Effective Date, officers of the Reorganized Debtor shall serve at the pleasure of the New Board, and the selection of officers of the Reorganized Debtor shall be as provided by the Amended Organizational Documents.

(c)     Except to the extent that any member of the Debtor’s board of directors continues to serve as a director of the Reorganized Debtor on and after the Effective Date, the members of the Debtor’s board of directors immediately prior to the Effective Date shall have no continuing obligations to the Reorganized Debtor on or after the Effective Date in their capacities as such, and each such director shall be deemed to have resigned or shall otherwise cease to be a director on the Effective Date. Commencing on the Effective Date, each director of the Reorganized Debtor shall be elected and serve pursuant to the terms of the organizational documents of the Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.12.     Restructuring Transactions.

(a)     On or as soon as practicable after the Effective Date, the Reorganized Debtor shall take such actions as may be or become necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate, the Plan (the “Restructuring Transactions”), including, without limitation, (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, financing, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents that satisfy the applicable requirements of applicable law and any other terms to which the applicable parties agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Plan Documents having other terms to which the applicable parties agree, (iii) the filing of the Amended Organizational Documents, and other appropriate certificates or articles of reincorporation, merger, consolidation, conversion, or dissolution pursuant to the law of the applicable jurisdiction, (iv) the execution and delivery of the documents included in the Plan Supplement or contemplated by the Restructuring Support Agreement, as applicable, including but not limited to, the New Noteholder Warrant Agreement, the New Existing Equity Warrant Agreement, the Registration Rights Agreement, and the Exit Facility Agreement; (v) the issuance of securities, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, and (vi) all other actions that the Reorganized Debtor determines to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents.

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(b)     Each of the Debtor’s officers and each member of the Debtor’s board of directors is (and each officer, member of the board of directors, or manager of the Reorganized Debtor shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtor, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders or directors or managers of the Debtor or the Reorganized Debtor) except for those expressly required pursuant to the Plan.

(c)     All matters provided for herein involving the corporate structure of the Reorganized Debtor, or related action required by the Debtor or Reorganized Debtor in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, directors, or managers of the Debtor or Reorganized Debtor, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, or managers, as applicable, of the Debtor or Reorganized Debtor.

5.13.     Cancellation of Liens.

Upon the payment or other satisfaction of an Allowed Secured Claim and the Intercompany DIP Loan Claims, the holder of such Allowed Secured Claim and Intercompany DIP Loan Claims shall deliver to the Reorganized Debtor any collateral or other property of the Debtor held by such holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim and the Intercompany DIP Loan Claims that may be required in order to terminate any related financing statements, mortgages, mechanic’s liens, lis pendens, or other similar interests or documents.

5.14.     Registration Rights Agreement.

No later than the Effective Date, the Reorganized Debtor and the Registration Rights Parties will enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide the Registration Rights Parties with commercially reasonable demand and piggyback registration rights.

5.15.     Employee Matters.

Any Interests issued and outstanding immediately prior to the Commencement Date pursuant to an Employment Arrangement (other than the Executive Employment Agreements) or Benefit Plan that have not been subsequently forfeited (or agreed to be forfeited) by the holder thereof (either voluntarily or by operation of the terms of such Benefit Plan, with effect as of any time on or prior to the Effective Date) shall be deemed to vest immediately prior to the Distribution Record Date. For the avoidance of doubt, notwithstanding the foregoing or anything else contained herein, none of the aforementioned Interests shall be deemed to have been assumed or granted under the Management Incentive Plan, nor will such Interests have any claim thereunder. The claims of any Interests subject to this Section 5.15 will be subject to the treatment set forth in Section 4.8 of the Plan without regard to whether any plan or program underlying such Interest is assumed.

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5.16.     Closing of Chapter 11 Case.

After the Estate has been fully administered, the Reorganized Debtor shall promptly seek authority from the Bankruptcy Court to close its Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules.

5.17.     Notice of Effective Date.

On the Effective Date, the Reorganized Debtor shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

ARTICLE VI     DISTRIBUTIONS.

6.1.     Distributions Generally.

Disbursing Agent(s) shall make all distributions under the Plan solely to the record holders of Allowed Claims and Interests as of the Distribution Record Date who are entitled to receive distributions under the Plan in accordance with the terms of the Plan.

6.2.     Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims and Interests as maintained by the Debtor or its agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtor and the Reorganized Debtor shall have no obligation to recognize any transfer or designation of the Claims or Interests occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure amounts or any Assumption Disputes, neither the Debtor, Reorganized Debtor, nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the close of business on the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim. Notwithstanding the foregoing, to the extent any mandatory exchange distributions will be made through DTC, no Distribution Record Date will apply to publicly held securities.

6.3.     Date of Distributions.

Any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon as practicable thereafter, except as otherwise provided in the Plan, including, without limitation, the treatment provisions of Article IV of the Plan.

6.4.     Disbursing Agent.

All distributions under the Plan shall be made by the Reorganized Debtor (or such other Entity designated by the Reorganized Debtor), as Disbursing Agent, on or after the Effective Date or as otherwise provided in the Plan solely to the record holders of Claims and Interests as of the Distribution Record Date, except as provided in Section 6.2 herein, who are entitled to receive distributions under the Plan.  A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtor shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtor) with the Allowed amounts of Claims and the identities and addresses of holders of Claims and Debtor Common Shares as of the Distribution Record Date, except as provided within Section 6.2 herein, in each case, as set forth in the Debtor’s books and records. The Reorganized Debtor shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtor) to comply with the reporting and withholding requirements outlined in Section 6.18 of the Plan.

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6.5.     Rights and Powers of Disbursing Agent.

(a)     From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims and Interests and other parties in interest, from any and all claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the Disbursing Agent’s gross negligence, willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the Disbursing Agent’s gross negligence, willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts.

(b)     A Disbursing Agent shall be empowered to (i) undertake all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

6.6.     Expenses of Disbursing Agent.

To the extent the Disbursing Agent is an Entity other than the Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtor, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor in the ordinary course of business.

6.7.     No Postpetition Interest on Claims.

Except to the extent that payments to Allowed General Unsecured Claims are not made pursuant to Section 4.6 of the Plan in the ordinary course or as otherwise provided in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, interest shall not accrue or be paid on any Claims on or after the Commencement Date; provided, however, if interest is payable pursuant to the preceding sentence, interest shall accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment.

6.8.     Delivery of Distributions.

(a)     Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims or Interests on behalf of the Debtor. In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable without interest. Nothing herein shall require the Disbursing Agent, the Debtor, or the Reorganized Debtor to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Section 6.18 of the Plan.

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(b)     Distributions on account of Allowed Unsecured Notes Claims shall be made to (i) the Indenture Trustee or (ii) with the prior consent of the Indenture Trustee, if applicable, a Disbursing Agent. The Indenture Trustee may transfer or direct the transfer through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with beneficial holders of the Unsecured Notes Claims to the extent consistent with the customary practices of DTC. If a distribution is made to the Indenture Trustee, the Indenture Trustee, in its capacity as Disbursing Agent, shall administer the distributions in accordance with the Plan and the Indenture and be compensated in accordance with Section 6.6 above. If the record holder of an Unsecured Notes Claim is DTC or its nominee or such other securities depository or custodian thereof, or if an Unsecured Notes Claim is held in book-entry or electronic form pursuant to a global security held by DTC, then the beneficial holder of such an Unsecured Notes Claim shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

(c)     Distributions of the New Common Stock, and the New Warrants shall be made through the facilities of DTC in accordance with DTC’s customary practices. All New Common Stock to be distributed pursuant to the Plan shall be issued in the names of such holders or their nominees of record in accordance with DTC’s book-entry exchange procedures; provided, that the New Common Stock and New Warrants are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Common Stock or New Warrants are not eligible for distribution in accordance with DTC’s customary practices, the Reorganized Debtor will take such reasonable actions as may be required to cause distributions of the New Common Stock and the New Warrants under the Plan. No distributions will be made other than through DTC if the New Common Stock and the New Warrants are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited.

(d)     In accordance with Section 6.17 of the Backstop Commitment Agreement, the allocation of New Common Stock and New Noteholder Warrants to Non-U.S. Citizens (for the avoidance of doubt, other than holders of equity interests on account of their equity interests) will be determined in the following priorities, with the more senior priorities receiving New Common Stock prior to the distribution of New Noteholder Warrants (provided, that, 1.0% of the sum of (i) the New Common Stock issued and outstanding on the Effective Date plus (ii) the New Common Stock issuable pursuant to the New Noteholder Warrants issued on the Effective Date, will be reserved for New Common Stock issuable to Non-U.S. Citizen management and employees under the Management Incentive Plan): first, as payment for the Commitment Premium; second, for any Unsubscribed Securities purchased by the Commitment Parties pursuant to their Backstop Commitment; third, in proportion to their Backstop Commitment, to the Commitment Parties that exercise all of their respective Subscription Rights in the Rights Offerings (i) first, on account of their Subscription Rights and (ii) next, on account of their Unsecured Notes Claims; fourth, to participants in the Rights Offerings that are not Commitment Parties that exercise all of their respective Subscription Rights (i) first, on account of their Subscription Rights and (ii) next, on account of their Unsecured Notes Claims; and fifth, to the Entities that do not exercise all of their respective Subscription Rights (i) to the extent of any exercise of their respective Subscription Rights and (ii) on account of their Unsecured Notes Claims (which priority category shall also apply to the issuance of any New Common Stock or New Noteholder Warrants to eligible Non-Accredited Investor Rights Offering Participants as part of the Additional Non- Accredited Investor Consideration).

6.9.     Distributions after Effective Date.

Distributions made to holders of Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

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6.10.     Unclaimed Property.

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Reorganized Debtor until such time as a distribution becomes deliverable or holder accepts distribution, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred eighty (180) calendar days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtor, and the Allowed Claim on which such distribution was based shall be discharged and forever barred. A distribution may be considered unclaimed if a holder fails to respond to a request from the Debtor for information necessary to facilitate a particular distribution until the procedures for determining U.S. Citizenship for the Noteholders are finalized.

6.11.     Time Bar to Cash Payments.

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred eighty (180) calendar days after the date of issuance. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtor, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

6.12.     Manner of Payment under Plan.

Except as otherwise specifically provided in the Plan, at the option of the Reorganized Debtor, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtor.

6.13.     Satisfaction of Claims.

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of, and exchange for, such Allowed Claims.

6.14.     Fractional Stock.

If any distributions of New Common Stock or New Warrants pursuant to the Plan (or as a result of the exercise of a New Warrant) would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock or New Warrants to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or less rounded down and more than a half share rounded up). The total number of shares of New Common Stock to be distributed in connection with the Plan, or as a result of the exercise of New Warrants, shall be adjusted as necessary to account for the rounding provided for in this Section 6.14. Neither the Reorganized Debtor nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or one (1) New Warrant. New Common Stock and New Warrants that are not distributed in accordance with this Section 6.14 shall be returned to, and ownership thereof shall vest in, the Reorganized Debtor.

6.15.     Setoffs and Recoupments.

The Debtor and the Reorganized Debtor, as applicable, or such Entity’s designee (including, without limitation, the Disbursing Agent), may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor or its successor of any claims, rights, or Causes of Action that the Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

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6.16.     Allocation of Distributions between Principal and Interest.

Except as otherwise required by law (as reasonably determined by the Reorganized Debtor), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.17.     No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything in the Plan to the contrary, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.7 of the Plan.

6.18.     Withholding and Reporting Requirements.

(a)     Withholding Rights. In connection with the Plan, and all instruments or Interests issued in connection therewith and in consideration thereof, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. In the event any party issues any instrument or makes any non-Cash distribution pursuant to the Plan that is subject to withholding tax and such issuing or distributing party has not sold such withheld property to generate Cash to pay the withholding tax or paid the withholding tax using its own funds and retains such withheld property as described above, such issuing or distributing party has the right, but not the obligation, to not make a distribution until such holder has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b)     Forms. Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtor (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or Form W-8, as applicable, and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made by the Reorganized Debtor, the Disbursing Agent, or such other Entity designated by the Reorganized Debtor or Disbursing Agent and the holder fails to comply before the date that is three hundred sixty-five (365) calendar days after the request is made, the amount of such distribution shall irrevocably revert to the Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Reorganized Debtor or its property.

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(c)     Obligation. Notwithstanding the above, each holder of an Allowed Claim or Debtor Common Shares that is to receive a Plan distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding, and other tax obligations, on account of such Plan distribution.

Article VII     PROCEDURES FOR DISPUTED CLAIMS.

7.1.     Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in this Plan, holders of Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtor and holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Case had not been commenced. The holders of Claims shall not be subject to any claims resolution process in the Bankruptcy Court and shall retain all their rights under applicable non-bankruptcy law to pursue their Claims (i) prior to the Effective Date, against the Debtor in the Bankruptcy Court, or (ii) on and after the Effective Date, against the Reorganized Debtor in any forum with jurisdiction over the parties. Except for (x) proofs of Claim asserting damages arising out of the rejection of an executory contract or unexpired lease pursuant to Section 8.4 of this Plan and (y) proofs of Claim that have been objected to by the Debtor before the Effective Date, upon the Effective Date, any filed Claim, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn. To the extent not otherwise provided in this Plan, the deemed withdrawal of a proof of Claim is without prejudice to the relevant claimant’s rights under this Section 7.1 of this Plan to assert its Claims in any forum as though the Debtor’s Chapter 11 Case had not been commenced. From and after the Effective Date, the Reorganized Debtor may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

7.2.     Estimation of Claims.

The Debtor or the Reorganized Debtor, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor or the Reorganized Debtor may pursue supplementary proceedings to object to the allowance of such Claim.

7.3.     No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.4.     Distributions after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with provisions of the Plan, including the treatment provisions provided in Article IV of the Plan and Section 6.3 of the Plan. Holders of Disputed Claims that ultimately become Allowed Claims shall not be entitled to payment of interest unless otherwise provided in the Plan, in a Final Order, or required under applicable bankruptcy law.

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7.5.     Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

Article VIII     EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1.     General Treatment.

Unless otherwise specified herein, including Section 8.7, as of, and subject to, the occurrence of the Effective Date and the payment of any applicable Cure amounts, all executory contracts and unexpired leases to which the Debtor is a party, and which have not expired by their own terms on or prior to the Confirmation Date shall be deemed assumed except for any executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is the subject of a separate motion for assumption or rejection under section 365 of the Bankruptcy Code filed by the Debtor before the Confirmation Date, (c) is designated as a contract or lease to be rejected on the Schedule of Rejected Contracts, or (d) is the subject of a pending Assumption Dispute. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in, and be fully enforceable by, the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, and any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law.

8.2.     Determination of Assumption Disputes and Deemed Consent.

(a)     The Debtor shall serve on parties to executory contracts and unexpired leases to be assumed a notice reflecting the Debtor’s intention to assume the contract or lease in connection with the Plan and setting forth the proposed Cure amount (if any). Such notice shall not prejudice any of the defenses and counterclaims the Debtor or Reorganized Debtor may have with respect to any such executory contract or unexpired lease. If the counterparty believes any different Cure amount is due in connection with the assumption, it must assert such Cure amount or any other Assumption Dispute within twenty-one (21) calendar days after the date of service of such notice.

(b)     Cure amount disputes shall be resolved by the Debtor or Reorganized Debtor and the applicable counterparty in the ordinary course, and the agreed-upon amounts shall be paid by the Debtor or Reorganized Debtor in the ordinary course. If there is an Assumption Dispute pertaining to assumption of an executory contract or unexpired lease, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective; provided, however, the Debtor or the Reorganized Debtor, as applicable, may settle any dispute regarding the Cure amount or the Assumption Dispute without any further notice to any party or any action, order, or approval of the Bankruptcy Court. To the extent the Assumption Dispute is resolved or determined by a Final Order unfavorable to the Debtor or Reorganized Debtor, as applicable, the Debtor or Reorganized Debtor, as applicable, shall have thirty (30) calendar days following entry of such Final Order to file a motion to reject such contract or lease.

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(c)     Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption of such contract or lease within twenty-one (21) calendar days after the date of service thereof shall be deemed to have assented to (A) the proposed Cure amount, and (B) the assumption of the applicable contract or lease notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease, (ii) terminate or modify, or permit the termination or modification of, a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtor under such contract or lease or a change, if any, in the ownership or control of the Debtor, (iii) increase, accelerate, or otherwise alter any obligations or liabilities of the Debtor under such executory contract or unexpired lease, or (iv) create or impose a Lien upon any property or asset of the Debtor or the Reorganized Debtor. Each such provision shall be deemed to not apply to the assumption of such executory contract or unexpired lease pursuant to the Plan and counterparties to assumed executory contracts or unexpired leases that fail to object to the proposed assumption in accordance with the terms set forth in this Section 8.2(c) shall forever be barred and enjoined from objecting to the validity of such assumption or to the Cure amount, and from taking any other action prohibited by the foregoing on account of transactions contemplated by the Plan.

8.3.     Effect of Assumption of Contracts and Leases.

Subject to resolution of any Assumption Dispute, all Cure amounts shall be satisfied by the Debtor or the Reorganized Debtor, as the case may be, upon assumption of the applicable contracts and unexpired leases in the ordinary course. Assumption of any executory contract or unexpired lease pursuant to the Plan, or otherwise, subject to satisfaction of the Cure amount, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption. As provided in Section 7.1 of the Plan, on the Effective Date, any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed withdrawn without further notice to, action, order, or approval of the Bankruptcy Court or any other Entity.

8.4.     Rejection Damages Claims.

Any counterparty to a contract or lease identified on the Schedule of Rejected Contracts or is otherwise rejected by the Debtor must file a proof of Claim and serve it on the Debtor or Reorganized Debtor, as applicable, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of rejection of such executory contract or unexpired lease.

8.5.     Survival of Debtor’s Indemnification Obligations.

(a)     Any obligations of the Debtor pursuant to its certificate of incorporation, bylaws, or indemnification agreements to indemnify current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtor or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtor, shall not be discharged or impaired by this Plan or the Confirmation Order; provided, however, that the Reorganized Debtor shall not indemnify directors or officers of the Debtor for any Claims or Causes of Action arising out of, or relating to, any act or omission resulting from gross negligence, willful misconduct, breach of fiduciary duty, intentional tort, a criminal act, or intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtor under the Plan and shall continue as obligations of the Reorganized Debtor. Any Claim based on the Debtor’s obligations herein shall not be a Disputed Claim or subject to any objection, in either case, solely by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(b)     In addition, after the Effective Date, the Reorganized Debtor shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Commencement Date, and all directors and officers who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors, and/or officers remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

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8.6.     Insurance Policies.

All insurance policies pursuant to which the Debtor has any obligations in effect as of the date of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtor.

8.7.     Compensation and Benefit Plans.

(a)     Except as expressly set forth in (b) below with respect to the Executive Employment Agreements, all employment and severance policies, and all compensation and Benefit Plans, policies, and programs of the Debtor applicable to its employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code; provided, however, that the Effective Date will not constitute a change of control for purposes of any employment, severance, change of control or other similar type of agreement or arrangement covering any employee or other service provider of the Debtor.

(b)     Each Executive Employment Agreement will be assumed as modified, subject to further amendment as agreed by the New Board and the individual member of Debtor’s senior management team (“Management”) as provided in (c) below, as follows: (1) Management will not be entitled to any tax gross up under any provisions of the Internal Revenue Code of 1986, as amended, including provisions relating to Sections 280G, 4999 and 409A of the Internal Revenue Code, (2) the Effective Date will not constitute a change of control for purposes of the Executive Employment Agreements or any other employment, severance, change of control, or similar type of agreement or arrangement covering any employee or other service provider of the Debtor; provided, however, for that certain member of Management who is party to a change in control agreement only, such individual will be provided with a cash severance consistent with the terms set forth in the Executive Severance Agreements currently in effect for other members of Management, except that (A) such severance shall not exceed 2x such individual’s base salary in effect on May 15, 2017, (B) such severance shall only be payable in the event such individual’s employment is terminated by the Debtor without Cause (as such term is defined in such individual’s change in control agreement as in effect on the Commencement Date) and (C) such termination occurs within 30 days following the Effective Date, (3) with respect to members of Management, any provision relating to equity-based awards including, without limitation, any termination-related provisions, will solely be governed by the terms of the Management Incentive Plan, and (4) for any Executive Employment Agreement covering any member of Management that provides that a notice of non-extension may be delivered by the Debtor or Reorganized Debtor on or before December 31, 2017, the applicable Executive Employment Agreements will be amended to provide that such notice of non-extension will be treated as a termination by the Debtor without Cause for purposes of non-change in control severance benefits under the applicable Executive Employment Agreement; provided, further, that the Reorganized Debtor retains the right to reject any Executive Employment Agreement if the applicable member of Management does not consent to the modifications described in (1)-(4) above.

(c)     Prior to the Reorganized Debtor’s assumption or rejection of the Executive Employment Agreements, the New Board and Management will engage in good faith negotiations regarding amendments to the Executive Employment Agreements during a thirty (30) day period following the Effective Date (the “Negotiation Period”). The Negotiation Period may be extended or shortened for some or all of the Executive Employment Agreements by mutual written agreement of the New Board and the applicable counterparties to the Executive Employment Agreements without further notice.

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8.8.     Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the notice of assumed contracts.

8.9.     Reservation of Rights.

(a)     Neither the exclusion nor inclusion of any contract or lease by the Debtor on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or lease is, or is not, in fact an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor or their respective affiliates have any liability thereunder.

(b)     Except as otherwise provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtor or the Reorganized Debtor under any executory or non-executory contract or any unexpired or expired lease.

(c)     Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor or the Reorganized Debtor under any executory or non-executory contract or any unexpired or expired lease.

ARTICLE IX     CONDITIONS PRECEDENT TO CONFIRMATION OF PLAN AND EFFECTIVE DATE.

9.1.     Conditions Precedent to Confirmation of Plan.

The following are conditions precedent to confirmation of the Plan:

(a)     an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Bankruptcy Court;

(b)     the Plan, the Plan Documents and all of the schedules, documents, and exhibits contained therein shall be in form and substance consistent with the Restructuring Support Agreement and/or the Intercompany DIP Loan Facility Agreement, as applicable;

(c)     each of the Plan Documents including, without limitation, the Restructuring Support Agreement and Backstop Commitment Agreement, shall have been approved in accordance with the Restructuring Support Agreement (as applicable), shall not have been terminated, and shall remain in full force and effect;

(d)     the BCA Assumption Order and the RSA Assumption Order have not been stayed, modified, vacated, or reversed on appeal and are in full force and effect;

(e)     the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtor and the Requisite Noteholders; and

(f)     at least five days prior to the hearing to consider confirmation of the Plan, the Debtor will have obtained commitments for an exit facility of at least $100 million in principal amount, the terms and conditions of which shall be acceptable to the Consenting Noteholders.

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9.2.     Conditions Precedent to Effective Date.

The following are conditions precedent to the Effective Date of the Plan:

(a)     the Restructuring Support Agreement and Backstop Commitment Agreement shall remain in full force and effect and the conditions to effectiveness of the Plan set forth in the Restructuring Support Agreement shall have been satisfied or waived by the Requisite Noteholders;

(b)     this Plan and the Plan Documents shall not have been amended or modified other than in a manner in form and substance consistent with the Restructuring Support Agreement and otherwise reasonably acceptable to the Debtor and the Requisite Noteholders;

(c)     the Confirmation Order, the BCA Assumption Order and the RSA Assumption Order shall not have been stayed, modified, vacated, or reversed on appeal;

(d)     all actions, documents and agreements necessary to implement and consummate the Plan including, without limitation, entry into the Plan Documents and the Amended Organizational Documents, and the transactions and other matters contemplated thereby, shall have been effected or executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtor that the Effective Date has occurred) contained in any such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements;

(e)     the conditions to effectiveness of the Backstop Commitment Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Commitment Agreement is in full force and effect and binding on all parties thereto;

(f)     the conditions to effectiveness of the Exit Facility Agreement have been satisfied or waived in accordance with the terms thereof, and the Exit Facility Agreement is in full force and effect and binding on all parties thereto;

(g)     the Amended Organizational Documents shall have been filed with the appropriate governmental authority;

(h)     all governmental, regulatory, and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(i)     the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect.

9.3.     Waiver of Conditions Precedent.

(a)     Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 9.1 and Section 9.2 of the Plan may be waived in writing by the Debtor with the prior written consent of the Requisite Noteholders, such consent not to be unreasonably withheld, without leave of, or order of, the Bankruptcy Court.

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(b)     The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4.     Effect of Failure of a Condition.

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the first Business Day that is more than sixty (60) calendar days after the date on which the Confirmation Order is entered or by such later date as is reasonably acceptable to the Debtor and the Requisite Noteholders, in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims or Interests or any of the Debtor’s rights and claims, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtor, any of the Consenting Noteholders, or any other Entity.

ARTICLE X     EFFECT OF CONFIRMATION OF PLAN.

10.1.     Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtor’s Estate shall vest in the Reorganized Debtor free and clear of all Claims, Interests, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the Exit Facility Agreement and related documents. On and after the Effective Date, the Reorganized Debtor may take any action including, without limitation, the operation of its business; the use, acquisition, sale, lease, and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in, or other than in, the ordinary course of business and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided herein. Without limiting the foregoing, the Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.2.     Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after entry of the Confirmation Order, the Plan shall bind all holders of Claims and Interests and their respective successors and assigns, notwithstanding whether any such holders (a) were Impaired or Unimpaired under the Plan, (b) were deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, (d) voted to reject the Plan, or (e) received any distribution under the Plan.

10.3.     Discharge of Claims and Termination of Interests.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein or in the Confirmation Order, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtor, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim or terminated Interest against the Debtor, the Reorganized Debtor, or any of their respective assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

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10.4.     Term of Injunctions or Stays.

Unless otherwise provided herein or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5.     Injunction against Interference with Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former Affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation of the Plan or the occurrence of the Effective Date, provided, that the foregoing shall not enjoin any Consenting Noteholder from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.

10.6.     Plan Injunction.

(a)     Except as otherwise provided in this Plan, in the Plan Documents, or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, the Debtor, the Reorganized Debtor, the Estate, or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to the Debtor, the Reorganized Debtor, the Estate, or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, the Estate, or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to the Debtor, the Reorganized Debtor, the Estate, or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor, the Reorganized Debtor, the Estate, or any property of any of the foregoing, or any direct or indirect transferee of any property of, or successor in interest to the Debtor, the Reorganized Debtor, the Estate, or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan, and the Plan Documents, to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan and the Plan Documents; provided, that nothing contained herein shall preclude the Entities who have held, hold, or may hold Claims or Interests from exercising their rights and remedies, or obtaining benefits, pursuant to and consistent with the terms of this Plan and the Plan Documents; provided, further, that nothing contained herein shall enjoin any Consenting Noteholder from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.

(b)     By accepting distributions under this Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan including, without limitation, the injunctions set forth in this section, and the releases and exculpation set forth in sections 10.7 and 10.8 of the Plan.

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10.7.     Releases.

(a)     Releases by the Debtor. As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtor and the implementation of the Restructuring, and except as otherwise provided in this Plan, the Plan Documents, or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtor, the Reorganized Debtor, and the Estate, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other entities that may purport to assert any Cause of Action derivatively, by or through the foregoing Entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, the Reorganized Debtor, or the Estate, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that the Debtor, the Reorganized Debtor, or the Estate would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Case, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Intercompany DIP Loan Facility Agreement, the Restructuring Support Agreement, the Backstop Commitment Agreement, the Exit Facility Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to this Plan, the implementation of the Rights Offerings, or any other act or omission, transaction, agreement, event, or other occurrence, other than claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct.

(b)     Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtor and the implementation of the Restructuring, and except as otherwise provided in this Plan, the Plan Documents, or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the (i) the holders of all Claims and Interests who vote to accept this Plan, (ii) holders of Claims or Interests that are Unimpaired under this Plan, (iii) holders of Claims and Interests whose vote to accept or reject this Plan was solicited but who did not vote either to accept or to reject this Plan and did not opt out of granting the releases set forth herein, (iv) holders of Claims and Interests who voted to reject this Plan but did not opt out of granting the releases set forth herein, and (v) the Consenting Noteholders from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on, or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Case, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Intercompany DIP Loan Facility Agreement, the Restructuring Support Agreement, the Backstop Commitment Agreement, the Exit Facility Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to this Plan, the implementation of the Rights Offering, or any other act or omission, transaction, agreement, event, or other occurrence, other than claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct.

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10.8.     Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, claim, Interest, interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, remedy, or liability in connection with or arising out of the administration of the Chapter 11 Case; the negotiation and pursuit of the Intercompany DIP Loan Facility, the New Warrants, the Management Incentive Plan, the Backstop Commitment Agreement, the Disclosure Statement, the Restructuring Support Agreement, the Exit Facility Agreement, the Restructuring Transactions, and this Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the conducting of the Rights Offerings; the issuance of securities under, or in connection with, this Plan; or the transactions in furtherance of any of the foregoing; except for intentional fraud, gross negligence, or willful misconduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of securities thereunder. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

10.9.     Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated under this Plan.

10.10.     Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account, and conform to, the relative priority and rights of the Claims and Interests in each Class, including any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtor reserves the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

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10.11.     Retention of Causes of Action/Reservation of Rights.

Except as otherwise provided herein, including in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtor had immediately prior to the Effective Date on behalf of the Estate or of itself in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law or any affirmative Causes of Action against any Entity. The Reorganized Debtor shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Case had not been commenced, and all of the Debtor’s legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced; provided, however, notwithstanding the foregoing, the Debtor and the Reorganized Debtor shall not retain any claims or Causes of Action released pursuant to Sections 10.5, 10.6, and 10.7 of the Plan against the Released Parties or Exculpated Parties or arising under chapter 5 of the Bankruptcy Code (except that such claims or Causes of Action may be asserted as a defense to a claim in connection with the claims reconciliation and objection procedures pursuant to section 502(d) of the Bankruptcy Code or otherwise).

10.12.     Ipso Facto and Similar Provisions Ineffective.

Except as otherwise agreed by the Requisite Noteholders or as otherwise expressly provided herein, any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to the Debtor shall be void and of no further force or effect with respect to the Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any entity based on any of the following: (i) the insolvency or financial condition of the Debtor; (ii) the commencement of the Chapter 11 Case; (iii) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; or (iv) the execution, delivery or consummation of the Plan Documents or the Plan Supplement documents.

10.13.     Solicitation of Plan.

As of, and subject to, the occurrence of the Confirmation Date: (a) the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtor and its directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.14.     Corporate Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) those set forth in Section 5.11 of the Plan, (b) the selection of the managers, directors, and officers for the Reorganized Debtor, (c) the distribution or issuance of the Reorganized GulfMark Equity and the New Warrants, (d) the delivery of the Additional Non-Accredited Investor Consideration, (e) the entry into the New Noteholder Warrant Agreement, (f) the entry into the New Existing Equity Warrant Agreement, (g) the entry into the Registration Rights Agreement, (h) the approval of the Rights Offerings, (i) entry into the Exit Facility Agreement, and (j) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case, in accordance with and subject to the terms hereof. All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtor or the Reorganized Debtor, and any corporate or limited liability company action required by the Debtor or the Reorganized Debtor in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtor or the Reorganized Debtor. On or (as applicable) before the Effective Date, the appropriate officers of the Debtor or the Reorganized Debtor, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments, certificates of merger, certificates of conversion, certificates of incorporation, or comparable documents, or franchise tax reports contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of, and on behalf of, the Reorganized Debtor including, but not limited to, (i) the Amended Organizational Documents, (ii) the New Noteholder Warrant Agreement, (iii) the New Existing Equity Warrant Agreement, (iv) the Exit Facility Agreement and related documents, and (v) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Section 10.14 shall be effective notwithstanding any requirements under non-bankruptcy law.

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ARTICLE XI     RETENTION OF JURISDICTION.

11.1.     Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Case for, among other things, the following purposes:

(a)     to hear and determine motions for the assumption or rejection of executory contracts or unexpired leases, including Assumption Disputes, and Cure disputes, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b)     to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on, or commenced after, the Confirmation Date;

(c)     to ensure that distributions to holders of Allowed Claims are accomplished as provided for in the Plan and Confirmation Order and to adjudicate any and all disputes arising from, or relating to, distributions under the Plan;

(d)     to hear and determine all disputes arising from, or related to, any determination by the Debtor in its reasonable discretion with respect to the acceptance, non-acceptance or rejection of any U.S. Citizenship Affidavit as reasonable proof in establishing that any person otherwise entitled to shares of New Common Stock under this Plan is a U.S. Citizen under the Jones Act;

(e)     to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)     to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is, for any reason, stayed, reversed, revoked, modified, or vacated;

(g)     to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)     to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)     to hear and determine all Fee Claims;

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(j)     to adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(k)     to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Documents, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(l)     to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order, as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

(m)     to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)     to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o)     to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(p)     to resolve disputes concerning Disputed Claims;

(q)     to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(r)     to enter the final decree closing the Chapter 11 Case;

(s)     to adjudicate any and all disputes arising from, or relating to, distributions under the Plan;

(t)     to resolve disputes as to the ownership of any Claim or Interest;

(u)     to recover all assets of the Debtor and property of the Estate, wherever located;

(v)     to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Case, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Case, any bar date established in the Chapter 11 Case, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(w)     to hear and determine any rights, claims, or Causes of Action held by, or accruing to, the Debtor pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

(x)     to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code.

11.2.     Courts of Competent Jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure to exercise jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

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ARTICLE XII     MISCELLANEOUS PROVISIONS.

12.1.     Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtor shall pay all fees due and payable pursuant to section 1930(a) of title 28 of the United States Code for the Debtor’s case, or until such time as a final decree is entered closing the Debtor’s case, a Final Order converting the Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing the Debtor’s case is entered.

12.2.     Substantial Consummation of the Plan.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3.     Plan Supplement.

The Plan Supplement shall be filed with the Bankruptcy Court not later than seven (7) calendar days prior to the Voting Deadline. Documents included in the Plan Supplement shall be posted at the website of the Debtor’s notice, claims, and solicitation agent.

12.4.     Request for Expedited Determination of Taxes.

The Debtor shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.

12.5.     Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer, or exchange of any securities, instruments, or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer, or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated in the Plan, (d) the grant of collateral under the Exit Facility Agreement, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

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12.6.     Amendments.

(a)     Plan Modifications. Subject to the terms of the Restructuring Support Agreement and the Intercompany DIP Loan Facility Agreement, (i) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, the Debtor may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code.

(b)     Other Amendments. Subject to the terms of the Restructuring Support Agreement and the Intercompany DIP Loan Facility Agreement, before the Effective Date, the Debtor may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court.

12.7.     Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtor is authorized, in accordance with his or her authority under the resolutions of the New Board (on terms materially consistent with the Plan), to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.8.     Revocation or Withdrawal of Plan.

Subject to the terms of the Restructuring Support Agreement, the Debtor reserves the right to revoke or withdraw the Plan prior to the Effective Date. If the Plan has been revoked or withdrawn prior to the Effective Date, or if either the confirmation or the Effective Date does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing of or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases under the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim or Interest or any claim or interest of any Entity, (ii) prejudice in any manner the rights of the Debtor or any other Entity, or (iii) constitute an admission of any sort by the Debtor or any other Entity, including any of the Consenting Noteholders. This provision shall not modify or otherwise alter the rights of the Consenting Noteholders or the Debtor, as set forth in the Restructuring Support Agreement, in respect of any such revocation or withdrawal.

12.9.     Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of (x) the Debtor or the Reorganized Debtor (as the case may be), (y) the Requisite Noteholders, and (z) solely to the extent provided for in the Intercompany DIP Loan Facility Agreement, DNB; and (c) not severable and mutually dependent.

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12.10.     Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof other than section 5-1401 and section 5-1402 of the New York General Obligations Law.

12.11.     Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.12.     Dates of Actions to Implement the Plan.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

12.13.     Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtor, the holders of Claims and Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including, without limitation, the Reorganized Debtor.

12.14.     Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

12.15.     Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

12.16.     Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

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12.17.     Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full herein.

12.18.     Notices.

All notices, requests, and demands to or upon the Debtor to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)         if to the Debtor or the Reorganized Debtor:

GulfMark Offshore, Inc.
842 West Sam Houston Parkway North
Suite 400
Houston, Texas 77024

Attn:     Cindy Muller
Email:   cindy.muller@gulfmark.com

Facsimile: (713) 963-0541

-and-

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:     Gary T. Holtzer and Ronit J. Berkovich

Email:   gary.holtzer@weil.com and ronit.berkovich@weil.com
Facsimile: (212) 310-8007

(b)          If to the Consenting Noteholders, to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005-1413

Attn:      Evan R. Fleck and Nelly Almeida

E-mail:   efleck@milbank.com and nalmeida@milbank.com
Facsimile: (212) 822-5567

After the Effective Date, the Debtor shall have the authority to send a notice to all parties in interest providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002, provided, that the U.S. Trustee need not file such a renewed request and shall continue to receive documents without any further action being necessary. After the Effective Date, the Reorganized Debtor shall be authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to the U.S. Trustee, and to those Entities who have filed such renewed requests.

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Dated:      October 2, 2017

Respectfully submitted,

GulfMark Offshore, Inc.

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President and Chief Executive Officer

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Exhibit 1

Restructuring Support Agreement

Exhibit B

Notice of Entry of the Order

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

------------------------------------------------------------	x
In re:	:	Chapter 11
:
GULFMARK OFFSHORE, INC.,	:	Case No. 17–11125 (KG)
:
Debtor.[1]	:
	:	Re: Docket Nos. 48, 172, 309 & ___
------------------------------------------------------------	x

NOTICE OF ENTRY OF (A) ORDER CONFIRMING THE
Amended chapter 11 plan of reorganization of gulfmark
offshore, inc. AND (B) OCCURRENCE OF THE EFFECTIVE DATE

TO CREDITORS, INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that an order (the “Confirmation Order”) of the Honorable Kevin Gross, United States Bankruptcy Judge confirming the Amended Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc., dated June 26, 2017 (D.I. 172) (as amended, modified, or supplemented, the “Plan”) of the above-captioned debtor, as debtor and debtor in possession (the “Debtor”), was entered by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on October ___, 2017 (D.I. ___). Unless otherwise defined in this notice, capitalized terms used herein shall have the meanings ascribed to them in the Plan and the Order.

PLEASE TAKE FURTHER NOTICE that the Confirmation Order, the Plan, and related documents are available for inspection during regular business hours in the office of the Clerk of the Bankruptcy Court, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801. Copies of the Confirmation Order, the Plan, and related documents are also available (i) for a fee through the website of the United States Bankruptcy Court for the District of Delaware, https://ecf.deb.uscourts.gov, or (ii) free of charge through the website of the Debtor’s notice, claims, and solicitation agent at https://cases.primeclerk.com/gulfmark. Please note that a PACER password and login are required to access documents on the Bankruptcy Court’s website.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on _____________, 2017.

1 The last four digits of the Debtor’s federal tax identification number are x6032.  The Debtor’s principal mailing address is 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024.

PLEASE TAKE FURTHER NOTICE that the Plan and the provisions thereof are binding on the Debtor, the Reorganized Debtor, any holder of a Claim against, or Interest in, the Debtor and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity voted to accept the Plan.

Dated:    ______________, 2017

Wilmington, Delaware

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

Zachary I. Shapiro (No. 5103)

Brett M. Haywood (No. 6166)

Christopher M. De Lillo (No. 6355)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

-and-

WEIL, GOTSHAL & MANGES LLP

Gary T. Holtzer (admitted pro hac vice)

Ronit J. Berkovich (admitted pro hac vice)

Debora A. Hoehne (admitted pro hac vice)

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for Debtor and Debtor in Possession